EXHIBIT 4.9

EXECUTION COPY	CONFIDENTIAL

IMPORTANT NOTE: This Agreement and Plan of Merger (the "Merger Agreement") has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Attunity (including RepliWeb). The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Attunity, any other party to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Attunity’s public disclosures.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

 ATTUNITY LTD.,

ATTUNITY INC.,

ATLAS TOPAZ ACQUISITION INC.,

REPLIWEB INC.,

THE STOCKHOLDERS OF REPLIWEB INC. LISTED IN SCHEDULE A HERETO

AND

YOSSI MORIEL AND ELAD BARON, AS STOCKHOLDER REPRESENTATIVES

DATED AS OF SEPTEMBER 7, 2011

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2011 (this “Agreement”), by and among Attunity Ltd., a company organized under the laws of the State of Israel (“Parent”), Attunity Inc., a corporation organized under the laws of the State of Massachusetts and a wholly owned subsidiary of Parent (“Buyer”), Atlas Topaz Acquisition Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Buyer (“Merger Sub”), RepliWeb Inc., a corporation organized under the laws of the State of Delaware (the “Company”), the Stockholders of the Company listed in Schedule A of this Agreement (“Executing Stockholders”) and Yossi Moriel and Elad Baron, as the Stockholder Representatives (as defined below).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Buyer, Merger Sub and the Company have (a) determined that the merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), is fair to, and in the best interests of, each such corporation and its respective stockholders, and declared that the Merger is advisable, (b) authorized and approved this Agreement, the Merger, the execution and delivery of the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby, and (c) in the case of the Company and Merger Sub, recommended acceptance of the Merger and approval and adoption of this Agreement to its respective stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the Executing Stockholders, who hold, in the aggregate, more than the Required Votes sufficient to adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the provisions of the DGCL and the Company’s Organizational Documents, have delivered to Parent concurrently with the execution of this Agreement, duly executed and completed  irrevocable actions by written consent, including a waiver of appraisal rights under the DGCL and conversion of all Company Preferred Stock into Company Common Stock immediately prior to the Effective Time, in the form attached hereto as Exhibit A (the “Stockholders Written Consent”);

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding Company Capital Stock will be converted into the right to receive a portion of the Aggregate Merger Consideration set forth herein, (ii)  each Vested Company Option, to the extent not timely exercised prior to the Closing, shall be cancelled and extinguished and shall be converted automatically, on a net-exercise basis, into the right to receive the consideration set forth herein, and (iii) all un-vested Company Options outstanding immediately prior to the Closing will be cancelled in accordance with the terms thereof;

WHEREAS, in connection with the Merger, certain Employees listed in Exhibit B-1 hereto (“Designated Employees”) will be granted the right to receive a portion of the Aggregate Merger Consideration (defined below as the Aggregate Designated Employees Consideration) subject to such Designated Employees' execution and delivery, on the date hereof, of an Acknowledgment Letter, in the form attached hereto as Exhibit B-2, pursuant to which such Designated Employees will acknowledge, among other things, their non-compete and non-solicitation undertakings to the Company upon and effective as of the Closing (the “Designated Employees Acknowledgment Letters”);

WHEREAS, as a condition and inducement to Parent and Buyer to enter into this Agreement and incur the obligations set forth herein, at or prior to the execution and delivery of this Agreement, the CEO of the Company has entered into an Acknowledgment Letter, in the form attached hereto as Exhibit C, pursuant to which the CEO will acknowledge, among other things, his non-compete and non-solicitation undertakings to the Company upon and effective as of the Closing (the “CEO Employee Acknowledgment Letter”);

WHEREAS, the Company, on the one hand, and Parent, Buyer and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and the other transactions contemplated hereby; and

WHEREAS, as a condition and inducement to Parent, Buyer and Merger Sub to enter into this Agreement and incur the obligations set forth herein, the Executing Stockholders desire to make certain representations, warranties, covenants (including those pertaining to indemnification obligations) and other agreements (including waiver of certain rights) in connection with the Merger and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Buyer, Merger Sub, the Company and the Stockholder Representatives (each, a “Party” and collectively, the “Parties”), agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger.  At the Effective Time and on the terms and subject to the conditions set forth this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Buyer.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

Section 1.2 Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., EST, on a date (the “Closing Date”), to be specified by Parent and the Company, which shall be no later than the third (3rd) Business Day after satisfaction or waiver (by the applicable Party) of all of the conditions set forth in Article V of this Agreement (other than the conditions which, by their nature, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver by the applicable Party of those conditions at the Closing) at the offices of Goldfarb Seligman & Co., 98 Yigal Alon Street, Tel Aviv, Israel, or such other time, date or place as agreed to in writing by Parent and the Company; provided that Closing shall not occur prior to September 16, 2011.  All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant Parties have agreed to waive such delivery or action.

Section 1.3 Effective Time.  On the terms and subject to the conditions set forth in Article V of this Agreement, the Parties hereto shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”).  The Parties hereto shall make all other filings, recordings or publications required by all applicable Legal Requirements in connection with the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”), which specified time shall be a time on the Closing Date.

Section 1.4 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, Liabilities, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.5 Organizational Documents.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation, as amended, of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows:  “The name of the corporation is RepliWeb.”  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such bylaws, except that references to Merger Sub’s name shall be replaced by references to “RepliWeb”.

Section 1.6 Directors and Officers of the Surviving Corporation.  At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until such directors’ earlier resignation or removal.  At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly appointed or until such directors’ earlier resignation or removal.  In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, Buyer, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Company Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective Organizational Documents of each such Company Subsidiary.

Section 1.7 Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of Parent, Buyer, the Company and the Surviving Corporation shall be fully authorized to execute and deliver, in the name and on behalf of the Company, the Surviving Corporation or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8 Consideration; Effect on Capital Stock.

(a) Aggregate Merger Consideration.  Upon the terms and subject to the conditions of this Agreement, the Aggregate Merger Consideration payable by Parent and Buyer, jointly and severally, in connection with the Merger shall be payable to and will consist of:

(i) The Aggregate Cash Consideration, which will be paid as follows:

(A)
Three Million Three Hundred Thousand U.S. dollars ($3,300,000) (subject to adjustments set forth herein, the “Closing Cash Consideration”), payable on the Closing Date, for the benefit of the Company Stockholders, Designated Employees and Company Optionholders which shall be deposited with the Paying Agent and the 102 Trustee in accordance with the provisions of this Agreement;

(B)
Four Million U.S. dollars ($4,000,000) (subject to adjustments set forth herein, the “Deferred Cash Consideration”), payable no more than ten (10) Business Days after the Closing Date, for the benefit of the Company Stockholders and Designated Employees, which shall be deposited with the Paying Agent, in accordance with the provisions of this Agreement;

(C)
the Earn-Out Payment Amount, payable for the benefit of the Company Stockholders and Designated Employees in accordance with Section 1.8(b) below, which shall be deposited with the Paying Agent and, if applicable, the 102 Trustee, in accordance with the provisions of this Agreement; and

(ii) The Aggregate Share Consideration, issued for the benefit of the Company Stockholders, which shall be delivered and deposited by Parent as follows: on the Closing Date, Parent shall deliver to the Company’s transfer agent (with a copy to the Company) duly executed irrevocable instructions, in a form reasonably acceptable to the Company, instructing the transfer agent to deliver, on an expedited basis, a certificate evidencing a number of Parent Ordinary Shares equal to the Aggregate Share Consideration, registered in the name of the Paying Agent and, if applicable, in the name of the 102 Trustee, in accordance with the provisions of this Agreement.

(iii) Anything in this Agreement to the contrary notwithstanding, (A) the maximum value of the Aggregate Merger Consideration will in no event exceed Eleven Million Eight Hundred Thousand U.S. dollars ($11,800,000); (B) the Aggregate Cash Consideration will in no event exceed Nine Million and Three Hundred Thousand U.S. dollars ($9,300,000); (C) the Aggregate Designated Employee Consideration will not exceed the lower of: (1) 3.38983% of the value of the Aggregate Merger Consideration, or (2) Four Hundred Thousand U.S. dollars ($400,000); and (D) the value of the Aggregate Share Consideration will in no event exceed Two Million and Five Hundred Thousand U.S. dollars ($2,500,000) (and for purposes of determining such value, the value of the Parent Ordinary Share shall be equal to the Average Price). Solely for the purposes of this subsection 1.8(a)(iii), the Aggregate Merger Consideration shall be deemed to be equal to the sum of (i) the Aggregate Cash Consideration and (ii) the Aggregate Share Consideration multiplied by the Average Price.

(iv) Anything in this Agreement to the contrary notwithstanding, (A) the number of (1) Company Equityholders and Designated Employees (excluding Company Equityholders and Designated Employees who confirmed in the Investor Representation Statement or in the signature pages to this Agreement that they are qualified accredited investors (as defined in the First Addendum to the ISL)) who are Israeli residents or located in Israel while presented with the Merger contemplated hereby, and (2) Company Equityholders and Designated Employees who are U.S. persons (as defined in the Securities Act) (excluding Company Equityholders and Designated Employees who confirmed in the Investor Representation Statement or in the signature pages to this Agreement that they are "accredited investors" (as defined in the Securities Act)), in each case, that will be entitled to receive the Parent Ordinary Shares, is not more than 35; (B) the Company Optionholders shall not receive Parent Ordinary Shares and their respective portion of the Aggregate Merger Consideration will be in cash pursuant to Section 1.8(l) below.

(v) Notwithstanding anything to the contrary hereunder, if the Company Cash will be less than Four Million U.S. Dollar ($4,000,000), then the Aggregate Merger Consideration shall, for all purposes hereunder, be adjusted downward, dollar-for-dollar, by an amount equal to the Company Cash Shortfall (to be applied first to the Closing Cash Consideration, then to the Deferred Cash Consideration and, lastly, to the Earn-Out Payment Amount, if any) and, consequently, the Per Share Consideration shall be adjusted downward proportionately.

(vi) Notwithstanding anything to the contrary hereunder, a portion of the Deferred Cash Consideration otherwise payable for the benefit of the Company Stockholders (and for the sake of clarity, not the Designated Employees or Company Optionholders) equal to $50,000 (the “Rep Reimbursement Amount”), shall not be paid to the Company Stockholders, but shall instead be deposited with the Paying Agent, to be used by the Stockholders Representatives for the payment of expenses incurred by him in performing his duties pursuant to this Agreement. The portion of the Deferred Cash Consideration to be contributed on behalf of each Company Stockholder hereunder to the Rep Reimbursement Amount shall be made on a pro rata basis and be based on the Proportionate Indemnification Share. All such amounts shall be deemed paid to each such Company Stockholder and deemed deposited with the Paying Agent by each such Company Stockholder. In the event that the Stockholders Representatives has not used the entire Rep Reimbursement Amount at such time as the Set-Off Period expired, any remaining amount shall be distributed by the Paying Agent to the Company Stockholders pro rata to their respective Proportionate Indemnification Share in accordance with the terms of the Paying Agent Agreement and the Final Payment Spreadsheet. If the Rep Reimbursement Amount shall be insufficient to reimburse the Stockholders Representatives' expenses in accordance with this Agreement, then upon written request of the Stockholders Representatives, each Company Stockholder shall make a payment of its respective share of such additional expenses to the Stockholder Representatives, pro rata based on Indemnifying Person’s Proportionate Indemnification Share; provided, however, that any additional payment by each Company Stockholder shall not impact any of the obligations of each Company Stockholder to the Parent Indemnitees pursuant to Article VIII below.

(b) Earn-Out Payment Amount.

Subject to Article VIII hereof, Buyer shall pay an additional contingent payment of Two Million U.S. Dollars ($2,000,000.00) (subject to downward adjustments as provided herein, the “Earn-Out Payment Amount”) if the recognized revenues, as determined in accordance with GAAP consistently applied by Parent, of (a) the Company and its wholly owned Subsidiaries together with (b) Parent (and its Affiliates), resulting from the sale or license of the Company Products, Company Intellectual Property or Technology, in each case in the calendar year 2012 (collectively, the “2012 Revenues”) is at least $5,600,000 (the “Target”); provided that if the 2012 Revenues are less than the Target, then the Earn-Out Payment Amount shall be equal to the product obtained by the fraction the numerator of which is equal to the 2012 Revenues and the denominator is $8,000,000 multiplied by $2,000,000. By way of illustration of the foregoing, if the 2012 Revenues are equal to (x) $5,600,000 or higher, then the Earn-Out Payment Amount shall be $2,000,000 and (y) $5,000,000, then the Earn-Out Payment Amount shall be $1,250,000. The procedures for the calculation and payment of the Earn-Out Payment Amount shall be as follows:

(i) For the purpose of calculating the 2012 Revenues, the 2012 Revenues will also include the revenues of Parent, or any of its Affiliates, resulting from the sale or license of any bundle of the Company Products, Company Intellectual Property or Technology, with Parent’s (or any of Parent’s Affiliates) products or Intellectual Property or Technology (and in such a case, the price of the combined product will be used for calculating the revenues generated from such a sale or license).

(ii) It is hereby agreed that if, following the Closing but prior to December 31, 2012, Parent (or its Affiliates) implements a change in the business of the Company (or any of the Company’s Israeli Subsidiaries) that is reasonably likely to have a material adverse affect on the 2012 Revenues, then, unless (i) Parent obtained the Stockholder Representatives' prior written consent to such a change, or (ii) such a change is required under any applicable Legal Requirement, the Earn-Out Payment Amount shall be fixed at Two Million U.S. dollars ($2,000,0000) (i.e., regardless of the amount of 2012 Revenues).

(iii) On or before March 31, 2013, Parent shall send the Stockholder Representatives a statement specifying the 2012 Revenues and the calculation of the Earn-Out Payment Amount, if any (the “Earnout Statement”).

(iv) The Stockholder Representatives may object, no later than fifteen (15) Business Days following receipt of the Earnout Statement to the Earnout Statement by delivering a written notice, executed by the Stockholders Rpresentatives, to that effect to Buyer (the “Earnout Objection Notice”). If the Stockholder Representatives do not timely deliver such Earnout Objection Notice, then the Earnout Statement shall be deemed final and binding for all intents and purposes and Buyer shall deposit the Earn-Out Payment Amount, if any, within two (2) Business Days thereafter, with the Paying Agent for payment to the Company Stockholders and Designated Employees in accordance with Section 1.8(f).

(v) However, if the Stockholder Representatives timely deliver such Earnout Objection Notice, then, notwithstanding Section 9.12 hereof, the dispute regarding such amount shall be resolved in the manner set forth in Schedule B hereto.

(c) Conversion of Company Capital Stock. At the Effective Time and as a result of the Merger: (i) each one share of the issued, outstanding and fully paid Company Capital Stock shall, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, be cancelled, extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the Per Share Consideration with respect to such share of Company Capital Stock, and payable as provided in this Agreement; and (ii) each certificate representing any of the Company Capital Stock, each non certificated Company Capital Stock registered in the Company’s shareholders register and the registration of any holder of a Company Capital Stock in the Company’s shareholders register, shall thereafter only represent the right to receive, with respect to each share of Company Capital Stock, upon surrender of such certificate(s) (or affidavit of loss in lieu thereof) in accordance with this Agreement and subject to the other terms of this Agreement, the Per Share Consideration, subject to withholding and without any interest thereon. The Per Share Consideration that is payable in cash (i.e., the so called Per CS Cash Consideration) shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Company Stockholder immediately prior to the Effective Time.

(d) Payment Spreadsheets; Waiver of Claims.

(i) Attached hereto as Exhibit D-1, is a spreadsheet, certified by the CEO and CFO of the Company (the “Preliminary Payment Spreadsheet”) showing (i) the Company Cash, Company Indebtedness and Company Transaction Expenses, if any; (ii) for each holder of Company Securities, as of the date thereof: (A) the name, the street address, email address, and residency of such holder, telephone number, Israeli identification numbers (if available), bank information (the respective bank name and number, the branch name, number and address, swift number and account number), (B) the number and class of shares of Company Capital Stock held, (C) the Company Stock Options held, if any, together with details thereon (vesting, type of Company Stock Option, exercise price, etc.), and (D) a calculation of the portion of the Aggregate Merger Consideration (including the number of Parent Ordinary Shares each Company Stockholder will be entitled to receive out of the Aggregate Share Consideration, and the portion of the Aggregate Cash Consideration each Company Equityholder will be entitled to receive in each of the Closing Cash Consideration, the Deferred Cash Consideration and Earn-Out Payment Amount (assuming full payment)) payable to such Company Stockholder or Company Optionholder, as applicable, pursuant to this Agreement and relative portion of the Rep Reimbursement Amount, where applicable; (iii) for each Designated Employee: (A) the name, the street address, email address, and residency of such holder, telephone number, Israeli identification numbers (if available), bank information (the respective bank name and number, the branch name, number and address, swift number and account number), and (B) a calculation of the portion of the Aggregate Merger Consideration (including the number of Parent Ordinary Shares each Designated Employee will be entitled to receive out of the Aggregate Share Consideration, and the portion of the Aggregate Cash Consideration each Designated Employee will be entitled to receive in each of the Closing Cash Consideration, the Deferred Cash Consideration and Earn-Out Payment Amount (assuming full payment)) payable to such Designated Employee, as applicable; and (iv) for each Employee receiving payment hereunder, such additional details reasonably required by Parent or the Paying Agent so as to properly compute any applicable withholding Taxes for payroll deductions, if and to the extent applicable. In the event that following the date hereof and prior to the Closing Date, the Company will be of the opinion that the information set forth in the Preliminary Payment Spreadsheet (other than figures of the Closing Cash, the Company Indebtedness and Company Transaction Expenses) is incomplete or inaccurate (e.g., as a result of the exercise of Vested Company Stock Options into Company Capital Stock), then no later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Final Payment Spreadsheet”), which will be attached hereto as Exhibit D-2, showing all information required to be stated in the Preliminary Payment Spreadsheet, updated to the Closing Date and certified by the CEO and CFO of the Company. In the event the Company will not timely amend the information set forth in the Preliminary Payment Spreadsheet, such spreadsheet shall be deemed to be the Final Payment Spreadsheet (subject to Section 1.8(e) below).

(ii) Neither Parent, nor Buyer, or any of their respective Representatives shall be responsible for the determination of the Aggregate Merger Consideration allocation. The Aggregate Merger Consideration allocation will be presented in the Final Payment Spreadsheet, which will be deemed a Specified Representation of the Company. The Company also represents that the information and calculations set forth in the Final Payment Spreadsheet shall be made in accordance with the terms and conditions of this Agreement, the Company’s Organizational Documents, and other relevant existing contractual arrangements among the Company, the holders of Company Capital Stock, Company Optionholders and Designated Employees. In no event shall Parent or Buyer be required to make any payments pursuant to this Agreement unless and until the Final Payment Spreadsheet has been duly executed and delivered by the Company. Parent and Buyer shall be entitled to rely entirely upon the Final Payment Spreadsheet in connection with making the payments pursuant to this Agreement and neither the Stockholders Representatives nor any Company Equityholder or Designated Employee shall be entitled to make any claim in respect of the allocation of the payments made by Parent or Buyer to or for the benefit of any of them to the extent that the payments are made in a manner consistent with the Final Payment Spreadsheet and this Agreement.

(iii) Without derogating from Section 5.3 hereof, if between the date of this Agreement and the Closing Date, the number of outstanding Company Capital Stock is changed into a different number of shares or into a different class, by reason of any share dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares, or the like, the amounts payable to the Company Equityholders set out in this Agreement will be correspondingly adjusted to reflect such change, such that the Aggregate Merger Consideration shall not be increased or reduced as a result of any such action.

(iv) Effective for all purposes as of the date hereof, each Executing Stockholder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, affiliates, subsidiaries, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges the Company, each other Company Equityholder, Parent, Buyer (each a “Beneficiary”) and each of such Beneficiary’s respective subsidiaries, Affiliates, directors, officers, employees, Representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Equityholder Claims such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the time of the Closing and following the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support an Equityholder Claim are known or should have been known. In this Agreement an “Equityholder Claim” shall mean: (i) any claim or right to receive any Company Equitysecurities, other than the Company Equitysecurities set forth opposite his, her or its name in the Preliminary Payment Spreadsheet; (ii) any claim or right to receive any portion of the Aggregate Merger Consideration, other than as specifically set forth in the Final Payment Spreadsheet and applicable to such Executing Stockholder; or (iii) any claim with respect to the authority to enter into the transactions and the enforceability of the transactions contemplated hereby.

(v) Each Executing Stockholder hereby confirms, acknowledges, represents and warrants that he, she or it: (A) (i) is the holder of the number of Company Equitysecurities set forth opposite his, her or its name in the Preliminary Payment Spreadsheet; (ii) other than the number and class of Company Capital Stock or Company Options set forth opposite his, her or its name in the Preliminary Payment Spreadsheet, it is not entitled to any additional Company Equitysecurities, including, shares of Capital Stock, Company Options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into Company Capital Stock; (iii) waives any right to receive any additional Company Equitysecurities (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Capital Stock which are outstanding as of the date hereof or any Company Equitysecurities he, she or it may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was issued by the Company), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any Company Preferred Stock whatsoever) or otherwise); (iv) fully, finally, irrevocably and forever waives any right to receive any preference amount with respect to any Company Preferred Stock; and (B) (i) examined the Preliminary Payment Spreadsheet and is entitled only to the distribution set forth in such a spreadsheet (subject to any changes contemplated in this Agreement and which will be reflected in the Final Payment Spreadsheet); (ii) waives any right to receive consideration other than as set forth in the Final Payment Spreadsheet (including, without limitation, for any interest payments, in consideration of any preference amount (which was waived hereunder), the method of calculation of any of the values set forth in this Agreement or the method of determination of the Proportionate Indemnifying Portion, or any other rights of any nature under the Company’s Certificate of Incorporation, or any other Stockholders Agreement, which the Executing Stockholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Executing Stockholder in the Final Payment Spreadsheet); (C) hereby terminates and waives any rights, powers and privileges such Executing Stockholder has or may have pursuant to any Stockholders Agreement (which for purposes of this Agreement will be defined as any investors rights agreement, registration rights agreement or shareholders agreement entered into by such Executing Stockholders with respect to the Company, including the Company Series A Agreements) or any right to make a claim or demand for any discrepancy between any Stockholders Agreement, share purchase agreement or convertible loan agreement such Executing Stockholder and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement has not been terminated, agrees not to sell, transfer, assign or convert any of its Company Equitysecurities, or subject such Company Equitysecurities to any Liens, except pursuant to a bona fide transfer request of Company Equitysecurities provided to the Company prior to the date hereof; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

(vi) Each Executing Stockholder, on behalf of each Releasing Party, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Equityholder Claim released under this Section 1.8(d), and that each Releasing Party shall indemnify and hold harmless the Released Parties against any loss or liability on account of any actions brought by such Releasing Party or such Releasing Party’s assigns or prosecuted on behalf of such Releasing Party and relating to any Equityholder Claim released under this Section 1.8(d).

(vii) Notwithstanding anything in this Section 1.8(d), the foregoing releases and covenants of any Executing Stockholder shall not apply to any claims (a) relating to Parent’s or Buyer’s failure to pay to such Executing Stockholder any portion of the Aggregate Cash Consideration, to issue the Aggregate Share Consideration or make any other payments in accordance with this Agreement; (b) relating to Parent’s or Buyer’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement or any of the other transactional agreements; (c) relating to any employment payment, including salary, bonuses, accrued vacation, any other employee compensation and/or benefits, and unreimbursed expenses to such Executing Stockholder, (d) relating to or arising from any commercial relationship such Executing Stockholder may have with any of the Released Parties; and (e) for indemnity by officers, employees and directors of the Company in their capacity as such.

(viii) Anything to the contrary notwithstanding: (i) the foregoing release is conditioned upon the consummation of the Merger and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this Release.

(ix) Each Executing Stockholder hereby acknowledges that in certain jurisdictions:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Effective for all purposes as of the date hereof, each Executing Stockholder waives and relinquishes, to the fullest extent permitted by applicable law, on behalf of Parent and Buyer any rights and benefits which such Executing Stockholder may have under such statutes or common law principle of any jurisdiction. Each Executing Stockholder acknowledges that such Executing Stockholder may hereafter discover facts in addition to or different from those which such Executing Stockholder now knows or believes to be true with respect to the subject matter of this Agreement, but it is such Executing Stockholder’s intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which do now exist or may exist or heretofore have existed between any Executing Stockholder with respect to the subject matter of this Agreement. In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

(e) Determination of Company Cash (and Deferred Cash Consideration).

(i) The Company represents and warrants that the (a) Preliminary Payment Spreadsheet fairly and accurately presents the Company’s good faith best estimate (based on reasonable assumptions) of, and (b) Final Payment Spreadsheet (including, for purposes of this Section 1.8(e), Preliminary Payment Spreadsheet once deemed final in accordance with Section 1.8(d) above) shall fairly and accurately present the Company Cash (and Company Cash Shortfall, if any) after giving effect to the consummation of the transactions contemplated hereby.

(ii) Parent shall, within three (3) Business Days following the Closing Date, prepare (or cause to be prepared) and deliver to the Stockholder Representatives Parent’s calculation of the Company Cash (“Parent’s Cash Statement”). Parent’s Cash Statement shall fairly and accurately present Parent’s good faith best estimate (based on reasonable assumptions) of Company Cash. In the event that the Parent’s Cash Statement does not reflect a deviation from the information set forth in the Final Payment Spreadsheet, no adjustments shall be made to the Deferred Cash Consideration.

(iii) In the event that the Parent’s Cash Statement does reflect a deviation from the information set forth in the Final Payment Spreadsheet, and the Stockholder Representatives do not disagree with Parent’s Cash Statement (by timely delivering a Notice of Dispute as set forth below), then the Final Payment Spreadsheet will be amended and the Company Cash will be based upon the Parent Cash Statement, and the amounts payable pursuant to the Final Payment Spreadsheet will be adjusted accordingly.

(iv) In the event that the Stockholder Representatives shall disagree with any item(s) or amount(s) set forth in Parent’s Cash Statement, within two (2) Business Days following the Stockholder Representatives' receipt of Parent’s Cash Statement, the Stockholder Representatives may deliver a notice of such disagreement, executed by the Stockholders Representatives (a “ Notice of Dispute”). The Stockholder Representatives shall be deemed to have irrevocably consented and agreed, for and on behalf of the Company Stockholders and Designated Employees, to the Parent’s Cash Statement if the Stockholder Representatives shall fail to timely deliver a Notice of Dispute. In the event that the Stockholder Representatives shall timely deliver to Parent a Notice of Dispute pursuant to this Section, Parent may (in its sole and absolute discretion) either: (1) elect to negotiate any disputed item(s) and amount(s) in order to determine the Deferred Cash Consideration, or (2) refer any disputed item(s) and amount(s) for resolution in accordance with the procedures set forth in Schedule B hereto, subject to applicable changes.

(v) In the event that Parent and the Stockholder Representatives shall resolve the dispute, then (A) Parent and the Stockholder Representatives shall execute a memorandum setting forth the Company Cash, as calculated based on the resolved item(s) and amount(s); and (B) the Final Payment Spreadsheet shall be amended and the Deferred Cash Consideration shall be paid in accordance with such determination (with the Final Payment Spreadsheet being adjusted accordingly).

(vi) In the event that Parent and the Stockholder Representatives shall not resolve the dispute, then, without derogating from Parent’s or Buyer’s indemnification rights set forth in this Agreement, Parent and Buyer shall pay the Deferred Cash Consideration in accordance with the Final Payment Spreadsheet.

(f) Paying Agent and 102 Trustee.

(i) At or prior to Closing, Parent and Buyer shall engage Meitav Benefits Ltd., or another third person reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) in connection with the Merger and enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company (the “Paying Agent Agreement”).

(ii) With the exception of: (A) the Deferred Cash Consideration; (B) the Designated Employees Cash Consideration; and (C) the Earn Out Payment Amount, at the Closing, the Parent and the Buyer shall: (i) deposit with the Paying Agent the Closing Cash Consideration and (ii) deliver the duly executed irrevocable instructions to the Company's transfer agent in accordance with Section 1.8(a) above.

(iii) Promptly following the Effective Time, Parent and Buyer shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Capital Stock that is converted into a right to receive a portion of the Aggregate Merger Consideration as set forth in the Final Payment Spreadsheet, (y) a letter of transmittal, in customary form, which shall specify, among others, that delivery shall be effective only upon delivery of all certificate or certificates which immediately prior to the Effective Time represented outstanding Company Capital Stock (the “Certificates”) to the Paying Agent, or any affidavit of lost, stolen or destruction of such Certificates, in each case with the risk of loss and title to the Certificates shall remain with the holder of the Company Capital Stock until such delivery, and (z) instructions for effecting the surrender of such Certificates in exchange for a portion of the Aggregate Merger Consideration. The form of letter of transmittal, shall also provide for the collection from the holders of Company Capital Stock of W-8’s, W-9’s or other customary documentation under the Code or required by the ITA to satisfy withholding obligations that may otherwise have been required thereunder, and customary representations, waivers and indemnities of the holders. Upon surrender of a Certificate to Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, each holder of Company Capital Stock delivering such documents shall be entitled to receive in exchange therefor: (1) its respective portion of the Aggregate Merger Consideration in accordance with the Final Payment Spreadsheet; minus (2) any applicable Tax, such payments to be made in accordance with the instructions, and delivered to the address specified in the applicable letter of transmittal. If payment is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of Parent, Buyer, the Surviving Corporation or the Paying Agent that such Tax has been paid or is not applicable. For the avoidance of doubt, it is hereby clarified that no interest will be paid or will accrue on the amount payable upon the surrender of any such Certificate.

(iv) One hundred and eighty (180) days following the Effective Time, Buyer shall be entitled (but not obligated) to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent that have remained unclaimed by any holder of Certificates or agreements formerly representing Company Capital Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look only to Buyer with respect to the consideration payable upon due surrender of their Certificates.

(v) Notwithstanding the foregoing, neither the Paying Agent nor any Party hereto shall be liable to any holder of Certificates formerly representing Company Capital Stock and/or any of such holder’s heirs, executors, administrators and successors, for any amount paid to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar law.

(vi) Notwithstanding anything to the contrary herein, any consideration to be paid or delivered with respect to any Company Options or Company Common Stock held by the 102 Trustee shall be made directly to the 102 Trustee to be held in trust and released in accordance with the terms of the Company’s agreement with the 102 Trustee, applicable Law (including, where applicable, the completion of any lock-up period required under Section 102 of the ITO) and any approval or ruling from the ITA granted to the Company or Parent in connection with the transactions contemplated by this Agreement, including the Israeli Options Tax Ruling.

(vii) Parent and Buyer will make the payments pursuant this Agreement with the assistance of the Paying Agent and the 102 Trustee. Parent and Buyer shall, jointly and severally, cause, and be responsible for, the Paying Agent to make the payment of the Aggregate Merger Consideration to the Company Equityholders in accordance with this Agreement, the Final Payment Spreadsheet and the Paying Agent Agreement.

(viii) Notwithstanding anything to the contrary herein, any consideration to be paid or delivered to any Designated Employee or holder of Company Stock Options (in their capacities as such) may be, at Parent's sole discretion, paid to such Designated Employee or holder of Company Stock Options indirectly through the Surviving Corporation and/or its Subsidiaries (rather than through the Paying Agent), and withholding of the applicable Tax, if any, shall be made through the Surviving Corporation's or applicable Subsidiary's payroll.

(g) Fractional Shares. No fractional shares of Parent Ordinary Shares will be issued pursuant to this Agreement, and any fractional share that would otherwise be due to a Person hereunder (after aggregating all fractional shares of Parent Ordinary Shares to be received by such Person) shall be rounded down to the nearest whole share.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, an agreement, in customary form, to indemnify against any claim that may be made against the Paying Agent or Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Merger Consideration with respect to the Company Capital Stock formerly represented thereby.

(i) Conversion of Merger Sub Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(j) Cancellation of Certain Company Capital Stock. Notwithstanding anything herein to the contrary, at the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock or owned by any of its Subsidiaries shall be cancelled and extinguished without any conversion thereof and shall not be taken into account for purposes of any amounts payable to the Company Stockholders hereunder.

(k) Dissenters’ Rights. “Dissenting Shares” means any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and who properly demands appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL.

(i) Subject to clause (ii) of this Section 1.8(k), notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted as provided in Section 1.8(c), but instead such holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL.

(ii) Notwithstanding the provisions of clause (i) of this Section 1.8(k), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares of Company Capital Stock under the DGCL effectively waives, withdraws or loses (through failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the amounts provided in Section 1.8(f) upon surrender of the Certificates representing such Company Capital Stock pursuant to Section 1.8(f).

(iii) The Company shall give Parent and Buyer (x) prompt notice of any demands for appraisal or payment of the fair value of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL or the Legal Requirement of any other applicable jurisdiction or otherwise relating to the Merger, and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to demands. Except with the prior written consent of Parent and Buyer, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle, or offer to settle, any such demands or agree to do any of the foregoing.

(l) Company Stock Options

No Company Stock Options (whether vested or not) shall be assumed by Parent or Merger Sub in the Merger. At the Closing, each of the Company Stock Options shall be cancelled in a manner satisfactory to Parent and Buyer and, in the case of vested Company Stock Options (including non-vested Company Stock Options being accelerated as a result of the Merger contemplated hereunder), be exchanged, on a net exercise basis, in consideration for the right to receive a cash amount as set forth in the Final Payment Spreadsheet per each vested Company Stock Option (subject to withholding Tax and without interest, the “Options Cashout Amount”). At or prior to the Closing, the Company shall take all actions under the Company Option Plans in order to effectuate this Section 1.8(l).

(m) Tax Withholding.

(i) Each of Parent, Buyer, the Surviving Corporation, the Paying Agent and the 102 Trustee, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts as they determine, in their sole and absolute discretion upon the advice of counsel or tax advisor, are required to be deducted or withheld therefrom under applicable Legal Requirements. Any withholding in respect of the Parent Ordinary Shares issued to a Company Stockholder or Designated Employee may be made out of such Person’s portion of the Aggregate Cash Consideration, provided, however, that in the event that the portion of the Aggregate Cash Consideration payable to a Person at Closing is not sufficient to cover the amount required to be withheld under this Agreement with respect to such Person, then such Person shall, as a condition to the receipt of any portion of its Aggregate Merger Consideration to which it is entitled, remit to the Paying Agent, to Parent or to Buyer or the 102 Trustee such amount as demanded by them in order to satisfy such tax withholding shortfall. Any amounts so withheld shall be remitted by Parent, Buyer, the Surviving Corporation, the 102 Trustee or the Paying Agent, as the case may be, to the appropriate Governmental Entity and shall be treated for all purposes as having been paid to a Company Stockholder or other Person entitled to receive any portion of the Aggregate Merger Consideration pursuant to the terms of this Agreement in respect of whom such deduction and withholding was made. It is clarified that the transfer to a Person of its entire portion of the Closing Cash Consideration and its entire portion of its Aggregate Share Consideration shall be made at the same time, and a Person shall not be entitled to receive its portion of the Closing Cash Consideration prior to receipt of its portion of the Aggregate Share Consideration.

(ii) Notwithstanding the provisions of the preceding paragraph, with respect to any amount deducted or withheld under the ITO pursuant to the preceding paragraph, if Parent, Buyer, the Surviving Corporation or the Paying Agent are provided prior to any payment payable pursuant to this Agreement with what Parent, Buyer, the Surviving Corporation or the Paying Agent, as the case may be, determines in its reasonable discretion upon advice of counsel or tax advisor to be a valid certificate or ruling issued by the ITA regarding the deduction or withholding of Tax (including the reduction of Tax to be withheld, an exemption from withholding or any other instructions regarding the payment of withholding) (the “Israeli Tax Certificate”) from any consideration payable to any payee hereunder, then the withholding (if any) of any amount under the ITO from the consideration payable to such payee hereunder, and the payment of the consideration of any portion thereof, shall be made in accordance with the provisions of such Israeli Tax Certificate.

(iii) Notwithstanding the aforementioned, with respect to Israeli Tax, the Aggregate Merger Consideration payable to each of the Company Stockholders hereunder shall be paid to and retained by the Paying Agent or the 102 Trustee if applicable, for the benefit of each such Company Stockholder for a period of 180 (one hundred and eighty) days from Closing or an earlier date required in writing by a Company Stockholder in respect of its applicable portion of the Aggregate Merger Consideration (the “Withholding Drop Date”) (during which time none of Parent, Buyer, the Surviving Corporation, the 102 Trustee or the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each Company Stockholder may obtain an Israeli Tax Certificate, (x) exempting Parent, Buyer and the Paying Agent from the duty to withhold Israeli Taxes with respect to such Company Stockholder or (y) determining the applicable rate of Israeli Tax to be withheld from such Company Stockholder. In the event that no later than five (5) Business Days before the Withholding Drop Date, a Company Stockholder submits an Israeli Tax Certificate, in form and substance acceptable to Parent in its reasonable discretion upon advice of counsel or tax advisor, the Paying Agent shall withhold and transfer to the Israeli Tax Authority such amount of withholding due from such Company Stockholder as specified in such Israeli Tax Certificate, and shall pay to such Company Stockholder only the balance of the payment due to such Company Stockholder that is not so withheld. If any Company Stockholder (A) does not provide the Paying Agent with such Israeli Tax Certificate, no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release its portion of the Aggregate Merger Consideration prior to the Withholding Drop Date and fails to submit an Israeli Tax Certificate at or before such time, then the amount to be withheld from such Company Stockholder’s portion of the Aggregate Merger Consideration shall be calculated according to the applicable withholding rate as determined by Parent and Buyer in their reasonable discretion upon advice of counsel or tax advisor, which amount (the “Tax Amount”) shall be delivered to the Israeli Tax Authority by the Paying Agent and, subject to the receipt from such Company Stockholder of the necessary documents pursuant to Section 1.8(f)(iii) above, the Paying Agent shall pay to such Company Stockholder the balance of the payment due to such Company Stockholder that is not so withheld.

(iv) In the case of any amounts withheld in accordance with the provisions hereof, the withholding party shall promptly provide to the Company Stockholders from which such amounts were withheld written confirmation of the amount so withheld.

(n) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and such other Taxes and fees (including any penalties and interest), if any, imposed on any Company Stockholder or other Person entitled to receive any portion of the Aggregate Merger Consideration pursuant to the terms of this Agreement shall be borne and paid by such Company Stockholder or Person.

(o) Exemption From Registration; Certificate Legends.

(i) The Parties acknowledge and agree that each Parent Ordinary Share that forms part of the Aggregate Share Consideration to be issued pursuant to Section 1.8 hereof shall constitute “restricted securities” pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER DATED [●], 2011 (THE “AGREEMENT”). THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE AGREEMENT, A COPY OF WHICH IS AVAILABLE AT NO COST UPON REQUEST FROM THE SECRETARY OF THE COMPANY.”

(ii) The Parties further acknowledge and agree that the Company Stockholders and Designated Employees will not, during the period ending June 30, 2012 (the “Lock-Up Period”), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Parent Ordinary Shares; provided that (i) nothing in the foregoing shall prohibit the Company Stockholders from transferring the Parent Ordinary Shares to any Affiliate where the Company Stockholder and such Affiliate each agree to be bound by the covenants applicable to the Company Stockholder in this Agreement, and (ii) any such Affiliate shall make for the benefit of Parent the representations and warranties set forth in the Investor Representation Statement or herein in the case of an Executing Stockholder. In furtherance of the foregoing, Parent and any duly appointed transfer agent for the registration of transfer of the securities described herein are hereby authorized to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

(iii) Anything to the contrary herein notwithstanding, Parent shall not be obligated to issue any portion of the Aggregate Share Consideration to any Person unless such Person is an Executing Stockholder, a Designated Employee or has delivered to Parent prior to the Closing Date a duly completed and signed Investor Representation Statement. Except as decided otherwise by Parent at its sole and absolute discretion, the failure by such Person to provide such Investor Representation Statement will result in such Person not being issued any portion of the Aggregate Share Consideration which otherwise may have been issued to it (without affecting the allocation of the balance of the Aggregate Share Consideration according to the Final Payment Spreadsheet).

ARTICLE II

Representations and Warranties of the Company

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, setting forth specific exceptions to the Company’s representations and warranties set forth herein (the “Company Disclosure Schedule”; which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; it being understood that each such disclosures shall qualify (i) the corresponding paragraph in this Article II and (ii) the other paragraphs in this Article II to the extent reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs), the Company hereby represents and warrants to Parent, Buyer and Merger Sub, on the date hereof and as of the Closing Date, as follows:

Section 2.1 Organization and Standing; Subsidiaries. a) The Company and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing (to the extent that the concept of good standing exists in its jurisdiction of incorporation) under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease, license, use and operate its assets and properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified, licensed or admitted to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, license, use or operation of its assets and properties makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect. Section 2.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company and each of its Subsidiaries is so qualified, licensed or admitted to do business and each other state, province or country in which the Company owns, uses, licenses or leases its assets and properties, or conducts business or has Employees or engages independent contractors and/or freelances on a full-time basis. The copies of the certificate of incorporation and bylaws or other similar organization documents of the Company and of its Subsidiaries (the “Organizational Documents”) that were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement and have not been amended since the date hereof, and neither the Company nor any of its Subsidiaries is in material violation of any provision of any of their respective Organizational Documents.

(b) Section 2.1(b) of the Company Disclosure Schedule lists all of the Company and of its Subsidiaries of the Company and, for each of the Company and such Subsidiary, the jurisdiction of its incorporation or organization. All the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non assessable, are not subject to and were not issued in violation of any preemptive rights, and are owned directly or indirectly by the Company as specified in Section 2.1(b) of the Company Disclosure Schedule, free and clear of all Liens. Except for the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. All of the Subsidiaries are active.

(c) The names of each director and officer of the Company and its Subsidiaries and his or her position with the Company and its Subsidiaries on the date hereof are listed in Section 2.1(c) of the Company Disclosure Schedule.

Section 2.2 Authority; No Conflicts. b) Each of the Company and its Subsidiaries has all requisite corporate power and authority to (i) own, lease, license and use its properties and assets and carry on its business as now being conducted and as currently proposed to be conducted; (ii) execute and deliver this Agreement and the other agreements set forth in the exhibits hereto (collectively, the “Ancillary Agreements”) to be executed and delivered by the Company as contemplated hereby; and (iii) consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the Ancillary Agreements executed and delivered by the Company as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors, and upon the receipt of the Required Votes of the Company Stockholders, no other corporate or stockholder action on the part of the Company or its stockholders is necessary to authorize the performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to be executed and delivered by the Company as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each other Ancillary Agreements by the other parties hereto and thereto, shall have been duly executed and delivered by the Company and shall be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b) The execution and delivery of this Agreement by the Company does not, the execution and delivery by the Company of the Ancillary Agreements to be executed and delivered by the Company as contemplated hereby will not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries under (“Conflict”): (i) any provision of the Organizational Documents of the Company or any of its Subsidiaries; (ii) any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound, subject to obtaining and making any of the approvals, consents, notices and filings referred to in Section 2.14; or (iii) any of the terms, conditions or provisions of any material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, except in the case of clause (ii) or (iii), such Conflict as would not reasonably be expected to be material.

(c) The only votes or written consents of any class or series of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby and described herein, including the conversion of the Company Preferred Stock into Company Common Stock (the “Required Votes”), are the affirmative vote or written consent of a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock, voting together as a single class, on an as converted basis.

(d) The Board of Directors of the Company has unanimously (i) adopted and approved this Agreement, the Ancillary Agreements and the Merger, (ii) determined that the transactions contemplated herein and therein are advisable and in the best interests of the Company Stockholders and on terms that are fair to such Company Stockholders and (iii) resolved to recommend that the Company Stockholders approve this Agreement, the Ancillary Agreements and the Merger, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

Section 2.3 Capitalization. c) As of the date hereof, the authorized capital stock of the Company consists of 3,500,000 shares, of which (x) 2,500,000 shares of Company Common Stock and (y) 1,000,000 shares of Company Preferred Stock, all of which have been designated as Series A Preferred Stock.

(b) As of the date hereof and as of the Closing Date, the outstanding capital stock of the Company (on a Fully Diluted Basis) consists of: (i) 1,087,255 shares of Company Common Stock, (ii) 960,784 shares of Company Preferred Stock, and (iii) 83,956 Company Stock Options to purchase an aggregate of 83,956 shares of Company Common Stock. No shares of Company capital stock are issued or held in the treasury of the Company.

(c) All outstanding shares of capital stock or other equity securities of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and non assessable. No shares of capital stock or other equity interests of the Company or any of its Subsidiaries are entitled to or have been issued in violation of any preemptive rights. All outstanding shares of Company Capital Stock have been issued in compliance with all applicable Legal Requirements, and were issued, transferred in accordance with any right of first refusal or similar right or limitation, including those in the Organizational Documents. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Neither the Company nor any Subsidiary of the Company owns any shares of capital stock of the Company.

(d) The Final Payment Spreadsheet contains a complete and correct list of (x) the holders of all outstanding shares of Company Capital Stock, the number and class/series of shares of Capital Stock held by each such holder, the number of shares of Common Stock into which the outstanding shares of Company Preferred Stock are convertible and the number of the applicable stock certificates representing such shares, and (y) each outstanding Company Stock Option.

(e) Other than the Company Stock Options set forth under Final Payment Spreadsheet (and the option agreements/grants evidencing such Company Stock Options), the Company is not a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in the Company or any of its Subsidiaries, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in the Company. Other than the Company Stock Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. To the Company’s knowledge, there are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.

(f) The information contained in the Final Payment Spreadsheet will be complete and correct as of the Closing Date.

Section 2.4 Financial Statements; Undisclosed Liabilities. d) Attached hereto as Section 2.4(a) of the Company Disclosure Schedule are true, correct and complete copies of (i) the audited, consolidated balance sheet of the Company as at December 31, 2010 (the “Balance Sheet Date”), including the related audited statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position for the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008, together with the audit opinion thereon of Kost, Forer, Gabbay and Kasierer (a member of Ernst & Young Global) (the “CPA”), and (ii) the interim unaudited reviewed consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2011 (the “Interim Balance Sheet”), and the related interim unaudited consolidated statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position for the six (6) months then ended. The financial statements referred to above, including the footnotes thereto (collectively the “Financial Statements”), except as described therein, and in the case of interim Financial Statements, except for the absence of notes thereto and subject to normal year-end audit adjustments which are not expected to be material, have been prepared in accordance with GAAP consistently followed throughout the periods indicated.

(b) The Financial Statements fairly present, in all material respects, the consolidated financial condition of the Company, including the results of its operations, for the periods covered thereby (subject to normal year-end adjustments in the case of any unaudited interim financial statements and except that any unaudited interim financial statements do not contain all required footnotes).

(c) Since the Balance Sheet Date, except for Liabilities (i) specified in the Interim Balance Sheet or (ii) incurred in the ordinary course of business and consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any Liabilities that would be required by GAAP to be reflected on a balance sheet of the Company or any of its Subsidiaries (including, in each case, the notes thereto). There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial condition, including results of operations and liquidity, of the Company.

(d) The Company and each of its Subsidiaries (i) make and keep accurate books and records that fairly reflect in all material respects the transactions and dispositions of assets of the Company or its Subsidiaries, as the case may be, and (ii) maintain internal accounting controls which provide reasonable assurance that transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP.

(e) Section 2.4(e) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company Indebtedness as of the date of this Agreement.

(f) Section 2.4(f) of the Company Disclosure Schedules sets forth a true, complete and correct list of all accounts receivable of the Company and its Subsidiaries as of the date of this Agreement. Subject to any reserves set forth in the Interim Balance Sheet, to the Company’s knowledge, all accounts receivable of the Company and its Subsidiaries represent current and valid obligations arising from bona fide transactions entered into in the ordinary course of business and the Company has no knowledge of the same not being collectible from such third parties.

(g) Section 2.4(g) of the Company Disclosure Schedules sets forth (i) the Cash and Cash Equivalents held by the Company and its Subsidiaries on the date hereof (and not as of the Closing Date), categorized by the holding entity and the type and location of the Cash and Cash Equivalents as of two (2) Business Days prior to the date of this Agreement and (ii) the Company Cash, the Company Indebtedness and Company Transaction Expenses.

(h) Section 2.4(h) of the Company Disclosure Schedules sets forth a true, complete and correct list of all accounts payable of the Company and its Subsidiaries as of the date of this Agreement.

Section 2.5 Absence of Certain Changes. Since the Balance Sheet Date, (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) the Company and each Subsidiary of the Company has conducted its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing and, since the Balance Sheet Date, there has not been any (i) damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary, whether or not covered by insurance; (ii) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any non-wholly owned Subsidiary; (iii) amendment of any term of any outstanding security of the Company or any Subsidiary; (iv) incurrence, assumption or guarantee by the Company or any such subsidiary of any Company Indebtedness; (v) creation or assumption by the Company or any such subsidiary of any Lien on any asset other than in the ordinary course of business consistent with past practices; (vi) loan, advance or capital contribution to, or investment in, any person made by the Company or any Subsidiary; (vii) transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business or any relinquishment by the Company or Subsidiary of any Contract or other right, in each case, other than in the ordinary course of business consistent with past practice; (viii) change by the Company or any Subsidiary in its accounting principles, practices or methods, except as required by concurrent changes in GAAP; or (ix) any increase of, or an undertaking for, any increase in the compensation payable or that could become payable by the Company or any Subsidiaries to any of their respective employees, officers or directors.

Section 2.6 Compliance with Laws. e) The Company and each of its Subsidiaries have complied in all material respects with, and are currently conducting, their operations in all material respects in accordance with applicable Legal Requirement. Neither the Company nor any of its Subsidiaries has received any written notice that any violation of such Legal Requirements is being alleged.

(b) Without derogating from the generality of the foregoing, the Company and the Company Subsidiaries (i) are in compliance in all respects with the Foreign Corrupt Practices Act (15 U.S.C. §§78dd 1 et seq.) and any other international anti bribery conventions and local anti corruption and anti bribery laws in jurisdictions in which the Company and its Subsidiaries do business, (ii) have obtained all material approvals necessary under Export Control and Import Laws, and (iii) have obtained all material approvals necessary under applicable Legal Requirements in any country in which the Company Products are now sold, provided or licensed for use, relating to development, or engagement in, encryption technology (including, data encryption, key management, password protection, or authentication), technology with military applications, or other technology whose development, commercialization or export is subject to any applicable Legal Requirements, including without limitation (A) the Israeli Control of Products and Services Declaration (Engagement in Encryption) – 1974, as amended, (B) the Israeli Control of Products and Services Order (Export of Warfare Equipment and Defense Information) – 1991, as amended, and (C) the Israeli Defense Export Control Law – 2007, as amended.

Section 2.7 Permits. The Company and each of its Subsidiaries has obtained all permits, approvals, licenses, consents, authorizations, certificates, grants, rights, exemptions, orders or other authorizations from Governmental Entities that are material for the operation of the business of the Company and/or its Subsidiaries, or that are material for the lawful ownership or operation of their respective properties and assets (collectively, the “Permits”). A list of such Permits is set forth in Section 2.7 of the Company Disclosure Schedule. The Company has delivered or made available to Parent for inspection a true and correct copy of each Permit listed in Section 2.7 of the Company Disclosure Schedule. The Company and each of its Subsidiaries are in compliance in all material respects with all such Permits and all such Permits are valid and in full force and effect and have not lapsed, been cancelled, terminated or withdrawn. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there are no facts or circumstances that, either alone or in together with other facts and circumstances, could reasonably be expected to provide valid basis for any such claims. No administrative or governmental action or proceeding has been taken, or, to the Knowledge of the Company, threatened, in connection with the expiration, continuance or renewal of any such Permit.

Section 2.8 Litigation. There is no private or governmental action, suit, proceeding, inquiry, claim, charge, arbitration, investigation or any administrative or other proceeding pending before, against or by any Governmental Entity or any other Person, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties, assets or rights. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors or officers (in their capacities as such), is subject to any Order (i) restricting the operation of the business of the Company or its Subsidiaries, or (ii) that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements. There is no litigation that the Company or any of its Subsidiaries has pending or is currently planning to commence against any other party.

Section 2.9 Benefit Plans. f) Set forth in Section 2.9(a) of the Company Disclosure Schedule is an accurate and complete list of each U.S. and non U.S. Benefit Plan. For purposes of this Agreement, “Benefit Plans” include each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each equity based compensation, incentive, bonus, profit sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement or fringe benefit plan or program maintained by the Company or any Subsidiary thereof or to which the Company or any Subsidiary thereof (including for purposes of this Section 2.9 all employers that would be treated together with the Company or any Company Subsidiary as a single employer within the meaning of Section 414 of the Code) contributes (or has any obligation to contribute), has or could have any liability or is a party.

(b) Each Benefit Plan is in material compliance with all applicable Legal Requirements and has been administered and operated in all material respects in accordance with its terms. The Company has no knowledge of the occurrence of any non-exempt prohibited transaction, as defined in section 4975 of the Code or section 406 of ERISA, with respect to any Benefit Plan.

(c) Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to such qualified status, and no event has occurred and no condition exists which could be reasonably expected to result in the revocation of the qualified status of any such plan.

(d) Each Benefit Plan and each employment agreement has been administered in good faith compliance with Section 409A of the Code to the extent applicable.

 (e) No Benefit Plan has assets that include securities issued by the Company or any of its Subsidiaries.

(f) No Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(g) No Benefit Plan is a “multiple employer plan” (within the meaning of the Code or ERISA).

(h) Full payment has been timely made of all amounts which the Company and/or its Subsidiaries is required under applicable Legal Requirements or under any Benefit Plan or related agreement to have paid, and the Company and each such Subsidiary have timely deposited all amounts withheld from Employees into the appropriate trusts, funds or accounts. The Company and each such Subsidiary have made adequate provisions, in accordance with GAAP in their books and records for all Liabilities under all Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any such Benefit Plan or any related agreement or applicable Legal Requirement. No event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year.

(i) No Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except as required by COBRA.

(j) The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Benefit Plan or agreement with any current or former Employee and/or consultant of the Company or any of its Subsidiaries (a "Consultant"), which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar type benefit, or increase any benefits or accelerate the payment, vesting or funding of any benefits to any Employee and/or Consultant.

(k) No Employee and/or Consultant will be entitled to any payment, benefit or right or any accelerated, vested or increased payment, benefit or right as a result of such Employee’s, former Employee’s or director’s or Consultant's termination, in direct connection to the execution of this Agreement or the consummation of the transactions contemplated hereby. No Benefit Plan provides for the payment of change in control or similar type payments or benefits. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require accelerated funding by the Company or any of its Subsidiaries of any Benefit Plan or give rise to any liability of the Company or any such Subsidiary in connection with any Benefit Plan.

(l) No liability, claim, action, litigation, audit, examination, investigation or proceeding has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Benefit Plan which could result in a material liability of the Company or any Affiliate thereof.

(m) Except as required to maintain the tax qualified status of any Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Benefit Plan.

(n) The Company and its Subsidiaries have classified correctly all individuals who perform services for them under all applicable Legal Requirements as common law employees, independent contractors or leased employees.

(o) The Company has delivered or made available to Parent true and complete copies of each Benefit Plan, together with all amendments thereto, and all contracts and agreements relating to each Benefit Plan, as well as the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to such Benefit Plans for which such report was required by applicable Legal Requirement.

Section 2.10 Labor Matters. a) The Company and each of its Subsidiaries are currently conducting and have conducted their operations in compliance, in all material respects, with any Legal Requirement agreement (whether written or oral, including Collective Bargaining Agreements), plan, custom and program applicable to the Company or its Subsidiaries relating to labor or employment relations and practices (including material terms and conditions of employment, wage and payment for overtime, immigration and occupational safety and health).

(b) Neither the Company nor any of its Subsidiaries is a member of any employers’ organization, nor is the Company or any of its Subsidiaries a party or subject to any Collective Bargaining Agreement. No Employee is represented by any Employee Representatives or is subject to any Collective Bargaining Agreement. No extension orders, except for such extension orders that apply to all employers and employees in the Israeli market. No Collective Bargaining Agreement is currently being negotiated. Neither the Company nor any of its Subsidiaries is subject to any pending, or, to the Knowledge of the Company, threatened or anticipated demand for recognition or certification, and there are no representation or certification proceedings, petitions seeking a representation proceeding or Employee Representatives’ elections with respect to the Company or any of its Subsidiaries presently pending or, to the Knowledge of the Company, threatened or anticipated to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c) There are no pending or, to the Knowledge of the Company, threatened or anticipated and there have been no strikes, lockouts, Employee Representative organization activities (including Employee Representative organization campaigns or requests for representation), pickets, slowdowns or stoppages in respect of the business of the Company or its Subsidiaries.

(d) There are no pending or, to the Knowledge of the Company, threatened, legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations brought by or on behalf of, or otherwise involving, any Employee, any Person alleged to be a an Employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar Legal Requirement (including, but not limited to, any state Legal Requirement relating to plant closings or mass layoffs or any non-U.S. Legal Requirement dealing with collective dismissals, mass terminations, reductions in force, plant closings or mass layoffs) (collectively, “WARN”) during the last six (6) years. The Company and each of its Subsidiaries is and has been in material compliance with WARN, and the Company and its Subsidiaries have not incurred any liability or obligation under WARN which remains unsatisfied.

(f) Section 2.10(f) of the Company Disclosure Schedule is a complete and accurate list of the current Employees as of the date hereof and showing with respect to each such Employee the following terms: name, position/title, location, salary, commissions (if any), company car, entitlement of vacation days and accrual, notice of termination period, any outstanding loans, and terms and classification of Company Stock Options.

(g) Without limiting any other representations and warranties contained in this Section 2.10, with respect to all Employees, including also Employees who work in Israel or are subject to Israeli Labor laws (“Israeli Employees”):

(i) the employment of each Employee is subject to termination upon up to thirty (30) days’ prior written notice under the termination notice provisions included in the applicable engagement Contract with such Employee or applicable Legal Requirement;

(ii) all obligations of the Company or any of its Subsidiaries to provide statutory severance pay to all Israeli Employees are properly and fully reflected on the Financial Statements. Section 14 of the Israeli Severance Pay Law (5723-1963) does not apply to the employment of any Israeli Employee;

(iii) no Employee’s employment by the Company or any of its Subsidiaries requires any special license, permit or other approval by a Governmental Entity;

(iv) there are no unwritten policies, practices or customs of the Company or any of its Subsidiaries that, by extension, could reasonably be expected to entitle any Employee to benefits in addition to what such Employee is entitled to by applicable Legal Requirement or under the terms of such Employee’s engagement Contract (including unwritten customs or practices concerning bonuses and the payment of statutory severance pay when it is not required under applicable Legal Requirement);

(v) all amounts that the Company or any of its Subsidiaries is legally or contractually required either: (A) to deduct from Employees’ salaries or to transfer to their Employees’ pension, severance or provident, life insurance, incapacity insurance, advanced study fund (Keren Hishtalmut) or other similar funds; or (B) to withhold from their Employees’ salaries and benefits and to pay to any Governmental Entity as required by the applicable Tax Legal Requirement, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than outstanding obligation with respect to routine payments, deductions or withholdings that are not yet due and which will be timely made on or prior to the due date thereof;

(vi) The Company’s Israeli Subsidiary is in material compliance with all Israeli applicable labor laws relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters, terms and conditions of employment related to employment of the Israeli Employees by the Company’s Israeli Subsidiary. Except as otherwise is detailed in Section 2.10(b) of the Company Disclosure Schedule above, the Company’s Israeli Subsidiary is not subject to, and no Israeli Employee benefits from, any Collective Bargaining Agreement and/or arrangement and/or any extension order (Tzavei Harchava), other than extension orders which apply to all of the employers and employees in the Israeli market;

(vii) The Company’s Israeli Subsidiary does not pay, and is not by Legal Requirement required to pay, fees or dues to the Histadrut Labor Organization and/or the Manufacturers’ Association and/or any other employers’ organization.

(h) No Person has any agreement with the Company or any Company Subsidiary under which that Person acts as an independent contractor or consultant, for the Company or any Company Subsidiary, whether on a full time or a part time or retainer basis or otherwise. All arrangements and agreements with the Employees are in writing and the Company has delivered or made available to Parent (i) copies of the standard forms of employment agreement entered with Employees (the "Form of Employment Agreement"); (ii) copies of all written Contract (or true and complete written summaries with respect to oral Contracts) with Employees or human resource contractors, except with respect to Employees who entered into a Form of Employment Agreement (with respect to whom, the specific terms thereof are listed in Section 2.10(f) of the Company Disclosure Schedule); and (iii) copies of written manuals and written policies relating to the employment of Employees, as may be applicable.

Section 2.11 Tax Matters.

(a) The Company and each of its Subsidiaries is in compliance with all applicable Legal Requirements related to Taxes. The Company and each of its Subsidiaries has timely filed (or will timely file) or caused (or will cause) to be filed all material returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes (each, a “Return”) that are required to be filed by, or with respect to, the Company and each of its Subsidiaries on or prior to the Closing Date (taking into account any applicable extension of time within which to file). The Returns are (or will be) in all material respects true, correct and complete, have accurately reflected (or will accurately reflect) all liability for Taxes of the Company and each of its Subsidiaries for the periods covered thereby.

(b) All Taxes and Tax Liabilities of the Company and each of its Subsidiaries that are due and payable with respect to Tax periods ending on or before the Closing Date have been (or will be) timely paid or reserved for in the Financial Statements by the Company or its applicable Subsidiary on or prior to the Closing Date.

(c) Neither the Company nor any of its Subsidiaries is currently or has been during the last seven (7) years the subject of an audit or other examination relating to the payment of Taxes of the Company or its Subsidiaries by the Tax authorities of any nation, state or locality nor has the Company or any of its Subsidiaries received during the last seven (7) years any written notices from any Taxing authority that such an audit or examination is pending.

(d) Neither the Company nor any of its Subsidiaries (i) has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or its Subsidiaries that has not expired or (ii) is presently contesting any Tax liability of the Company or its Subsidiaries before any Governmental Entity.

(e) Neither the Company nor any of its Subsidiaries has been included in any “consolidated”, “unitary” or “combined” Return provided for under the Legal Requirement of the U.S., any non U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(f) All Taxes that the Company or its Subsidiaries are (or were) required by Legal Requirement to withhold or collect in connection with amounts paid or owing to any current or former Employee, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(g) No written claim has ever been made by any Taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(h) The Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5) year period ending on the Closing Date.

(i) There are no Tax sharing, allocation, indemnification or similar Contracts in effect as between the Company or any Subsidiary thereof and any other party (including the Company and any Subsidiary thereof) under which Parent, the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any other party.

(j) The Company has delivered or made available to Parent true and complete copies, including all amendments thereto, of each of the Returns for income Taxes filed by or on behalf of the Company and each of its Subsidiaries since January 1, 2008.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Legal Requirement); (B) an installment sale or open transaction; (C) a prepaid amount; (D) an intercompany item under Treasury Regulation Section 1.1502 13 or an excess loss account under Treasury Regulation Section 1.1502 -19; (E) a change in the accounting method of the Company or any of its Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Legal Requirements of any nation, state or locality or (F) installment sale or open transaction disposition made on or prior to the Closing Date.

(l) During the five (5) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(m) No indebtedness of the Company consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(n) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011 4(b).

(o) None of the Company Stock Options are subject to Section 409A of the Code.

(p) There has not been any substantial omission or a substantial understatement of United States federal income Tax within the meaning of Section 6501(e) or Section 6662 of the Code, respectively.

(q) Neither the Company nor any of its Subsidiaries has made or filed an election under Section 108 of the Code.

(r) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(s) Each of the Company and its Subsidiaries is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been a resident in any other country for any income Tax purpose (including any arrangement for the avoidance of double taxation). Neither the Company nor any of its Subsidiaries is or was subject to net income Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business or by virtue of having a source of income in that jurisdiction.

(t) The Company has provided to Parent all material documentation relating to, and each of the Company and its Subsidiaries is in material compliance with all terms and conditions of, any Tax exemption, Tax incentive, Tax holiday or other Tax reduction agreement or order, including the “Approved Enterprise” or “Benefited Enterprise” status of the Company’s Israeli Subsidiary for purposes of Israeli Tax law (a “Tax Incentive”), of a territorial or non-U.S. government with respect to the Company or any of its Subsidiaries. The Company and its Subsidiaries have been in material compliance with all terms related to the Tax Incentives. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentives, excluding any adverse effect resulting from Parent’s Israeli tax residence.

(u) Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority (except for the election of the capital gain tax route under Section 102 of the ITO).

(v) All records which the Company and its Subsidiaries are required under applicable Legal Requirements to keep for Tax purposes have been duly kept (in accordance with all applicable statutory requirements) and are available for inspection at the premises of the Company or any of its Subsidiaries.

(w) None of the Company, the Company’s Israeli Subsidiary or any of the Company Stockholders (with respect to the Company Capital Stock held by them) is subject to restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made in connection with the provisions of Part E2.

(x) Any related party transaction subject to Section 85A of the ITO conducted between the Company and the Company’s Israeli Subsidiary have been conducted on an arm’s-length basis in accordance with Section 85A of the ITO, and the Company’s Israeli Subsidiary has filed all required Israeli tax forms 1385 with the ITA.

(y) The Company’s Israeli Subsidiary has not been refunded or has not deducted any value added tax that was not so entitled to be refunded or deducted.

(z) Neither the Company nor the Company’s Israeli Subsidiary has undertaken any transaction which will require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006 regarding aggressive tax planning.

(aa) For purposes of this Section 2.11, any reference to either the Company or any Subsidiary shall be deemed to include the Company, such Subsidiary, any entity that was a subsidiary of the Company or such Subsidiary and any entity that merged or was liquidated into the Company or such Subsidiary.

Section 2.12 Intellectual Property.

(a) No Infringement. The operation of the business of the Company and each Company Subsidiary did not and does not infringe, misappropriate or otherwise violate, and, when conducted by Parent and/or Surviving Corporation following the Closing in the same manner in which it was conducted prior to Closing, will not infringe, misappropriate or otherwise violate any Intellectual Property Rights (other than patents) of any Person and to the Knowledge of the Company, the operation of the business of the Company and each Company Subsidiary did not and does not infringe, misappropriate or otherwise violate, and, when conducted by Parent and/or Surviving Corporation following the Closing in the same manner in which it was conducted prior to Closing, will not infringe, misappropriate or otherwise violate any patents of any third party.

(b) Notice. Neither the Company nor any Company Subsidiary has received any written notice, claim or demand from, nor is it aware of, any Person (i) challenging the scope, ownership, validity or enforceability of any Company Intellectual Property or (ii) claiming that the Company, any Company Subsidiary, any Company Product or Company Intellectual Property infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person (nor does the Company have Knowledge of any basis therefore).

(c) No Third Party Infringers. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Neither the Company nor any Company Subsidiary has asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(d) No Order. There are no Orders that do or may restrict the rights of the Company or any Company Subsidiary to use, transfer, license or enforce any Company Intellectual Property owned by the Company or a Company Subsidiary or, to the Knowledge of the Company, any Intellectual Property or Intellectual Property Rights licensed to the Company or any Company Subsidiary; or to the Knowledge of the Company, which grant any third party any right in or to any Company Intellectual Property.

(e) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, whether by operation of law or otherwise, will result in: (i) Parent, any of its Affiliates or the Surviving Corporation granting to any third party any incremental right to or with respect to, or non-assertion under, any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its Affiliates or the Surviving Corporation, being bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective businesses, (iii) Parent, any of its Affiliates or the Surviving Corporation being obligated to pay any incremental royalties or other fees, or offer any incremental discounts, to any third party or (iv) the Company or the Surviving Corporation being required under a Contract to procure or attempt to procure from Parent or any of its Affiliates a license grant to or covenant not to assert in favor of any Person; provided, however, that the foregoing representation shall not apply or relate to any Contracts to which Parent is a party or to which Parent or its assets or properties are bound other than by reason of this Agreement and the consummation of the Merger. As used in this Section, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted by the Company or its Subsidiaries, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(f) Development and Assignment of Company Intellectual Property. The Company and each Company Subsidiary have taken commercially reasonable steps to obtain, maintain and protect the ownership of, or rights in, as applicable, all Company Intellectual Property. Without limiting the foregoing, the Company and each Company Subsidiary have, and have enforced, a policy requiring each Employee to execute a valid and binding written agreement Intellectual Property assignment and confidentiality agreement in the form delivered to Parent prior to the date of this Agreement (a “Company Assignment and Confidentiality Agreement”). All current or former Employees contracted by, or on behalf of, the Company or any Company Subsidiary that have created any Intellectual Property for the Company or any Company Subsidiary have executed a Company Assignment and Confidentiality Agreement, and, to the Knowledge of the Company, no party to any such agreement is in breach thereof. To the extent the Company or any Company Subsidiary has acquired ownership of any Intellectual Property or Intellectual Property Rights from any Person not subject to a Company Assignment and Confidentiality Agreement, the Company or Company Subsidiary, as applicable, has obtained a written assignment instrument sufficient to irrevocably transfer all rights in such Intellectual Property or Intellectual Property Rights (including the right to seek past and future damages with respect to such Intellectual Property or Intellectual Property Rights) to the Company or Company Subsidiary and, to the extent reasonably required or appropriate to protect the Company’s or Company Subsidiary’s ownership rights in and to such Intellectual Property and Intellectual Property Rights in accordance with all applicable laws, the Company or Company Subsidiary has recorded each such assignment of Intellectual Property or Intellectual Property Rights with the relevant Governmental Entity, including, to the extent applicable, the United States Patent and Trademark Office (“PTO”), or its equivalents in all relevant non-U.S. jurisdictions.

(g) Standards Bodies and Similar Entities. Neither the Company nor any Company Subsidiary is obligated to license or otherwise make available any Company Intellectual Property in connection with the activities of or any participation in any forum, consortium, standards body or similar entity. Neither the Company nor any Company Subsidiary has made any submission or contribution to, and is not subject to any license or other Contract with, any forum, consortium, standards body or similar entity for a determination of essentiality to or inclusion in an industry standard that would obligate the Company or any Company Subsidiary to grant licenses or other rights with respect to any Company Intellectual Property.

(h) Governmental Entities and Institutions. No Company Intellectual Property or Company Product is subject to any order, action, settlement, or “march in” right or similar right of any Governmental Entity that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or any Company Subsidiary or that may affect the validity, use or enforceability of such Company Intellectual Property or any Company Product. No Company Intellectual Property or Company Product is subject to any restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by the Company or any Company Subsidiary or any of its respective current or former directors, employees, independent contractors and consultants of any funding, facilities, personnel or support from any Governmental Entity, including the OCS, the Investment Center, any foundation, including but not limited to the BIRD Foundation, or any public or private university, college, or other educational institution or research center in the development of any Company Intellectual Property or Company Product (collectively, “Grants”), or (ii) the involvement in, contribution to, or creation or development of any Company Intellectual Property or Company Product by any current or former director, officer, or independent contractor of the Company or any Company Subsidiary who performed services for or held any position with any Governmental Entity, foundation or any public or private university, college, or other educational institution or research center.

(i) Open Source and Copyleft Materials. Section 2.12(i) of the Company Disclosure Schedule provides an accurate and complete list of all Open Source Software used in any Company Product, including in development or testing thereof, which describes the Company Product in which such Open Source Software was or is used, and the applicable license governing the use of such Open Source Software. All use and distribution of Company Products and any Open Source Software by the Company or any Company Subsidiary is in material compliance with all Open Source Software licenses applicable thereto, including all copyright notice and attribution requirements. Neither the Company nor any Company Subsidiary has used Open Source Software in a manner that (i) causes or requires any Company Products or any other Company Intellectual Property to be subject to any of the obligations or attributes of Copyleft Licenses; or (ii) causes or requires any Trade Secret of the Company or any Company Subsidiary to become publicly disclosed.

(j) Source Code and Other Technology. Section 2.12(j) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any source code or other Technology that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any Company Subsidiary or any Person acting on their behalf to any Person of any source code or other Technology that is Company Intellectual Property under any Contract, and no such source code or other Technology has been disclosed, delivered or licensed to a third party.

(k) Software. The Software included in any Company Products or in the operation of the business of the Company or the Company’s Subsidiaries is free of: (i) any material defects and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Software or related Company Products or Company Intellectual Property (or all parts thereof) or data.

(l) Proprietary Information and Trade Secrets. The Company and each Company Subsidiary have taken reasonable steps consistent with industry standard practices to safeguard and maintain the secrecy and confidentiality of their Trade Secrets, and any Trade Secrets of third parties provided thereto, according to the laws of the applicable jurisdictions where such Trade Secrets are developed, practiced or disclosed. Neither the Company nor any Company Subsidiary is in material breach of any written, binding confidentiality obligations or undertakings to safeguard and maintain the secrecy and confidentiality of any Trade Secrets of third parties provided thereto.

(m) Privacy. There has been no unauthorized access to, unauthorized disclosure of, or other misuse of any personally identifiable information collected by the Company and the Company and the Company Subsidiaries have at all times complied in all material respects with applicable Legal Requirements relating to privacy and data retention.

(n) Company Intellectual Property. Section 2.12(n) of the Company Disclosure Schedule separately sets forth with respect to each item of owned Company Registered Intellectual Property, if any: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which filed, date issued and filed, and present status thereof; (ii) for each registered trademark, trade name, service mark or service name or application for registration of any of the foregoing, the application serial number or registration number, by country, province and state, and the class of goods covered, the nature of the goods or services, as well as a list of all common law trademarks, trade names, trade dress, service marks and service names used by the Company or any Company Subsidiary, including a list of applicable jurisdictions; (iii) for any URL or domain name, the registration date, any renewal date and name of registry; and (iv) for each copyright registration or application, the number and date of such registration or application by country, province and state, as well as a list of all material copyrights for which a copyright application has not been filed. The Company or a Company Subsidiary exclusively owns all right, title, and interest (including the right to enforce), free and clear of all Liens, in and to all Company Registered Intellectual Property specified in Section 2.12(n) of the Company Disclosure Schedule or any other Company Intellectual Property that the Company or a Company Subsidiary purports to own, and with respect to Company Registered Intellectual Property, is listed in the records of the appropriate United States, state or non-U.S. authority as the sole owner for each item thereof.

(o) Rights to Use Intellectual Property. The Company and the Company Subsidiaries own, or to Company's Knowledge have a valid and enforceable right or license to use, all Intellectual Property used in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted.

(p) Validity and Enforceability. (i) The Company Intellectual Property is subsisting, in full force and effect, and to its Knowledge is valid and enforceable, (ii) no Company Registered Intellectual Property has expired (other than in accordance with applicable statutory terms) or been cancelled or abandoned, and (iii) all necessary registration, maintenance and renewal fees currently due have been paid, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining the Company Registered Intellectual Property, and (v) each of the patents and patent applications within the Company Registered Intellectual Property has been prosecuted in compliance with all applicable rules, policies, and procedures of the PTO or applicable non-U.S. patent agencies, and, to the Knowledge of the Company, there is no information that would preclude the Company from having title to such patent applications and to the patents that have issued or that may issue therefrom. Section 2.12(p) of the Company Disclosure Schedule sets forth all actions that must be taken by the Company or any Company Subsidiary within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purpose of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(q) Sufficiency. The Company and each Company Subsidiary own or have valid licenses to (and immediately following the Closing will own and will be validly licensed on identical terms and conditions) Intellectual Property Rights and rights to use Intellectual Property sufficient to conduct the business of the Company and each Company Subsidiary as presently conducted and as presently proposed to be conducted.

(r) Products. The Company Products conform in all material respects with all applicable contractual commitments, the Company’s or any Company Subsidiary’s, as the case may be, written product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity and do not contain any material defects or errors. There are no warranty claims against the Company or any Company Subsidiary which may result in any material expenditure by the Company or any Company Subsidiary and, to the Company’s Knowledge, there is no basis for the same. There is not under consideration by the Company, nor has there been, any Company Product recall or post sale warning of a material nature concerning any Company Product.

Section 2.13 Material Contracts. b) Section 2.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list (arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 2.13(a)) of the following Contracts (each such Contract required to be set forth, a “Material Contract”) to which the Company or any of its Subsidiaries is a party:

(i) all customer Contracts, including, without limitation, all license, development, maintenance, support and professional services Contracts, that (i) provides for the payment to the Company or any Company Subsidiary of $50,000 or more following the date of this Agreement, or (ii) that deviates from the customary form of the Company EULA or customary Maintenance Agreement;

(ii) all Contracts under which the Company or any Company Subsidiary is obligated to provide any maintenance, support or professional services with respect to any Company Products that are no longer marketed by the Company or any Company Subsidiary;

(iii) all Contracts with suppliers and service providers of the Company or any Company Subsidiary that involve the performance of services for, or delivery of goods or materials to, the Company or any Company Subsidiary under which the Company or any Company Subsidiary is obligated to make payments of more than $50,000 following the date of this Agreement, excluding Contracts with any employees and independent contractors engaged on a full-time basis;

(iv) all Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the Employees extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(v) all Contracts involving Company Indebtedness or granting or evidencing a Lien on any property or asset of the Company or any of its Subsidiaries;

(vi) all Contracts under which any Person (other than the Company) has directly or indirectly guaranteed Company Indebtedness;

(vii) all Contracts with any Governmental Entity;

(viii) all Contracts involving the lease of real property (“Lease Agreements”);

(ix) all Contracts for the lease of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving the payment of more than $15,000 over the term of the Contract;

(x) all financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xi) all Contracts (A) limiting or purporting to limit the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographical area, (B) granting or purporting to grant any exclusive rights to any Person or limiting in any respect the right of the Company or any Company Subsidiary to make use of any Company Intellectual Property, including any "covenant not to sue" clauses, (C) containing any exclusive licensing obligations, (D) containing any future royalty payments, or (E) containing any “most favored nation” or “most favored customer” terms;

(xii) other than employment Contracts, all Contracts between the Company and any of its Subsidiaries on the one hand and any stockholder, officer, director, Affiliate of the Company, any Company Subsidiary or any family member thereof on the other hand;

(xiii) all Contracts (including letters of intent) relating to or involving the disposition or acquisition of assets, properties, capital stock or other equity interests of any other Person, or any merger, consolidation or similar business combination transaction, whether or not enforceable, but excluding the purchase of assets in the ordinary course of business for less than $25,000;

(xiv) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement or joint development;

(xv) all Contracts with distributors or representatives of the Company or any Company Subsidiary that have generated or expected to generate annual revenues in excess of $50,000 (excluding Contracts with Employees and independent contractors engaged on a full time basis, in sales on behalf of the Company or any Subsidiary);

(xvi) all Contracts involving any resolution or settlement of any actual or threatened litigation or arbitration in the past two (2) years;

(xvii) all Collective Bargaining Agreements;

(xviii) all Contracts to which the Company or any Company Subsidiary is a party or by which it is bound and under which the Company or any Company Subsidiary is granted or provided any rights, or permitted any uses, of Intellectual Property or Intellectual Property Rights by a third party, other than: (i) Contracts for licenses to Shrink-Wrapped Code that are not royalty bearing; and (ii) Open Source Licenses or CopyLeft Software licenses.

(xix) all Contracts (i) containing a grant by the Company or any of its Subsidiaries to a Person of any right relating to or under the Company Intellectual Property or any grant to the Company or any of its Subsidiaries of any right relating to or under the Intellectual Property or Intellectual Property Rights of any Person involving anticipated annual gross revenue or expense in excess of $20,000, other than agreements with customers for the sale and/or licensing of Products entered into in the ordinary course of business (including Contracts for “off-the-shelf” software) and (ii) regarding development of Intellectual Property or Technology for the Company or its Subsidiaries in excess of $5,000; and

(xx) All Contracts containing any provisions which are triggered by, and all Contracts entitling any Person to any right of notice, novation, waiver, authorization, consent or approval, as the case may be, in connection with, a change-in-control of the Company or any Company Subsidiary or the consummation of the transactions contemplated by this Agreement. For the purpose of this subsection, "Change-in-Control" shall not include any notice, novation, waiver, authorization, consent or approval, as the case may be, required solely in the event of assignment of the applicable Contract to a third party unless the provision includes assignment by "operation of law" or similar wording.

(b) No Breach. The Company and each of its Subsidiaries is in compliance with their respective material obligations under each Contract to which any of them is party or by which any of them is bound. Each Material Contract set forth in Section 2.13(a) of the Company Disclosure Schedule (or required to be set forth in Section 2.13(a) of the Company Disclosure Schedule) is valid and binding and in full force and effect and has not been terminated or been repudiated. There exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would be reasonably expected to become a material default or event of default under the terms of any Contract (whether or not a Material Contract) to which any of the Company or its Subsidiaries is party or by which it is bound. To the Knowledge of the Company there are no facts or circumstances indicating that any of the Material Contracts will be totally or partially terminated or suspended prior to its expiration by its terms. To the Knowledge of the Company, all of the material covenants to be performed by any other party to any Contract to which any of the Company or its Subsidiaries is party or by which it is bound have been performed in all material respects. The Company has delivered or made available to Parent true and complete copies, including all amendments, of each Material Contract set forth in Section 2.13 of the Company Disclosure Schedule (or required to be set forth in Section 2.13 of the Company Disclosure Schedule).

Section 2.14 Governmental Consents and Approvals. Except for the filing and recordation of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of the DGCL, no notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement, including as necessary in order to avoid any violation of any Legal Requirements or any third party.

Section 2.15 Environmental Matters. The Company and each Company Subsidiary are in material compliance with all Legal Requirements relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing Legal Requirement.

Section 2.16 Leased Real Property. Section 2.16 of the Company Disclosure Schedule sets forth a complete list of the real property leased by the Company and each Company Subsidiary (the “Company Leases”). Each Lease Agreement relating to each Company Lease is valid, binding and enforceable in accordance with its terms and the Company and/or any of its Subsidiaries, as the case may be, has a valid and binding leasehold interest in the real property for the full term of the Company Lease (including renewal periods). True and correct copies of the Lease Agreements with all amendment thereto have been made available to Parent. There are no disputes, oral agreements, or forbearance programs in effect as to the Company Leases and, other than the Lease Agreements, there are no other Contracts between the Company or any of its Subsidiaries and any other Person or by and among any other Persons, claiming an interest in the interest of the Company or any of its Subsidiaries in the real property subject to the Company Leases or otherwise relating to the use and occupancy of the real property subject to the Company Leases. There are no existing material defaults by the Company or any of its Subsidiaries under any Lease Agreement, and, to the Knowledge of the Company, no event has occurred that (with the giving of notice, lapse of time or both) would constitute a material default by the Company or any of its Subsidiaries under any Lease Agreement and the Company is unaware of any material default by the other parties to the Company Leases. Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Company Lease, and the leasehold estate created by each such lease is free and clear of all Liens. Neither the Company nor any of its Subsidiaries owns any real property.

Section 2.17 Interested Party Transactions. No stockholder, officer or director of the Company or any of its Subsidiaries owns or holds, directly or indirectly, any interest in (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than one percent (1%) of the equity of any such entity), or is an officer, director, Employee or consultant of any Person that is a competitor, lessor, customer or supplier of the Company or any of its Subsidiaries. No officer, director or stockholder of the Company or any of its Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, or (b) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries. No stockholder, officer, Employee or director of the Company or the Subsidiary is indebted to the Company or its Subsidiaries, nor is the Company or its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them.

Section 2.18 Suppliers and Customers. Section 2.18 of the Company Disclosure Schedule sets forth an accurate and complete list of (i) the five (5) largest customers (including OEMs and resellers) of the Company and its Subsidiaries, taken as a whole, by revenues (the “Key Customers”) for the year ended December 31, 2010 and (ii) the five (5) largest suppliers by expenditures (the “Key Suppliers”) for the year ended December 31, 2010. None of the Key Suppliers and Key Customers has indicated to the Company or any of its Subsidiaries any intent to discontinue or alter in a manner adverse to the Company or any of its Subsidiaries the terms of such Key Supplier or Key Customer’s relationship with the Company or any of its Subsidiaries or make any claim that would be reasonably expected to give rise to a material breach by the Company or its Subsidiaries of their obligations to such Key Supplier or Key Customer.

Section 2.19 Accounts, Powers of Attorney. Set forth in Section 2.19 of the Company Disclosure Schedule is an accurate and complete list showing (a) the name and address of all banks, trust companies, securities brokers and other financial institutions in which the Company or any of its Subsidiaries has an account or safe deposit box, or maintains a banking, custodial, trading or other similar relationship, whether or not such accounts are held in the name of the Company, and lists the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto, (b) the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries.

Section 2.20 Insurance. Section 2.20. of the Company Disclosure Schedule contains a complete list of the policies and Contracts of insurance maintained by the Company and each of its Subsidiaries. All such policies and bonds are in full force and effect, all premiums due and payable to date under all such policies and bonds have been paid and the Company and each of its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. There is no claim pending under any such policies and Contracts as to which coverage has been questioned, denied or disputed by the insurance carriers of such policies or Contracts. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non renewal of any such policies or Contracts from any of its insurance carriers or agents, nor to the Knowledge of the Company, is the termination of any such policies or Contracts threatened.

Section 2.21 Tangible Assets; Title to Property. The Company or one of its Subsidiaries has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, except for Permitted Liens, to all of their respective tangible property and assets. The property and equipment of the Company and its Subsidiaries that are used in the operations of the business of the Company and its Subsidiaries are in good operating condition and repair, subject to normal wear and tear, are adequate for the uses to which they are being put and have been maintained and serviced in accordance with prudent practice and in material compliance with all applicable Legal Requirements. The tangible property and assets owned or leased by the Company and its Subsidiaries, together with all leased real property of the Company and its Subsidiaries, are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted.

Section 2.22 Minute Books. The minute books of the Company and each of its Subsidiaries contain an accurate summary in all material respects of all resolutions adopted at any meetings of directors, committees and stockholders and all actions by written consent.

Section 2.23 Broker’s or Finder’s Fees; Transaction Expenses. c) Neither the Company nor any Company Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

(b) Section 2.23(b) of the Company Disclosure sets forth the Company Transaction Expenses due and payable from the date hereof through and following the Closing, presented on an aggregate basis by category.

Section 2.24 State Takeover Statutes. No “fair price” or “control share acquisition” or other similar U.S. federal, state or local antitakeover statutes, laws or regulations, including Section 203 of Delaware Law, is applicable to the Company with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 2.25 Full Disclosure. None of the representations or warranties made by the Company herein or any certificate furnished by the Company pursuant to this Agreement (as qualified and modified by the Company Disclosure Schedule), when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

Representations and Warranties of the Executing Stockholders

Without derogating from any other representations and warranties set forth in this Agreement, and except as set forth in the Executing Stockholder’s respective signature page hereto (unless the same is a confirmation of a specific matter), each of the Executing Stockholders, severally and not jointly, represents and warrants, to and for the benefit of Parent and Buyer, as follows:

Section 3.1 Ownership of Company Capital Stock. Such Executing Stockholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Executing Stockholder opposite such Executing Stockholder’s name in the Preliminary Payment Spreadsheet. Except as provided under the Company Organizational Documents and any applicable stockholder agreement or similar agreement made available to the Parent, such Company Capital Stock owned by such Executing Stockholder are not subject to any Liens or to a right of first refusal of any kind, and such Executing Stockholder has not granted any rights to purchase such Company Capital Stock or Company Options to any other Person. Such Executing Stockholder has the sole right to transfer such Company Capital Stock to Parent and Buyer. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Executing Stockholder, and such Executing Stockholder has no other options, warrants or other rights to acquire Company Capital Stock other than those set forth in Section 2.3 of the Company Disclosure Schedule.

Section 3.2 Absence of Claims by the Executing Stockholders. Such Executing Stockholder (in his capacity as such) does not have any claim against the Company whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law.

Section 3.3 Litigation. There is no claim of any nature pending, or to the Knowledge of such Executing Stockholder, threatened, against such Executing Stockholder, arising out of or relating to (a) such Executing Stockholder’s beneficial ownership of Company Capital Stock or rights to acquire Company Capital Stock, (b) such Executing Stockholder’s capacity as a holder of Company Capital Stock, (c) the transactions contemplated by this Agreement, (d) any contribution of assets (tangible and intangible) by such Executing Stockholder (or any of its Affiliates) to the Company (or any of its Affiliates), or (e) any other agreement between such Executing Stockholder (or any of its Affiliates) and the Company (or any of its Affiliates), nor to the Knowledge of such Executing Stockholder, is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of such Executing Stockholder, threatened, against such Executing Stockholder arising out of or relating to the matters noted in clauses (a) through (e) of the preceding sentence by or before any Governmental Entity, nor to the Knowledge of such Executing Stockholder, is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the Knowledge of such Executing Stockholder, threatened, against such Executing Stockholder with respect to which such Executing Stockholder has a contractual right or a right pursuant to applicable law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

Section 3.4 Authority. Such Executing Stockholder has capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly authorized by such Executing Stockholder, and no further action is required on the part of such Executing Stockholder to authorize the Agreement. This Agreement has been duly executed and delivered by such Executing Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Executing Stockholder, enforceable against each such party in accordance with their respective terms.

Section 3.5 No Conflict. The execution and delivery by such Executing Stockholder of this Agreement and the consummation of the transactions hereby and thereby will not conflict with (a) any contract to which such Executing Stockholder or any of its properties or assets is subject, or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Executing Stockholder or its properties or assets.

Section 3.6 The Transactions. Such Executing Stockholder has reviewed and understands the terms and conditions of this Agreement including:

(i) the waiver and indemnification provisions set forth herein; that the Aggregate Merger Consideration payable herein is subject to the offset of funds related to indemnity obligations, and such offset provisions are fair and reasonable to the Company and the Company’s Stockholders.

(ii) that all of the Company Preferred Stock shall be converted into the Company Common Stock (at the conversion rate contemplated in the Certificate of Incorporation of the Company (being 1:1), immediately prior to the Closing Date, and to the extent such Executing Stockholder, as of the date of this Agreement, is a holder of Company Preferred Stock, also understands the effect of the conversion on the allocation of the Aggregate Merger Consideration between the Company Stockholders;

(iii) that, as contemplated in the Merger Agreement, the Stockholder Representatives being appointed and authorized as true and lawful attorney-in-fact and agents to act in the name, place and stead of the Executing Stockholder in accordance with this Agreement;

(iv) that (A) any and all rights, including, without limitation, rights of first refusal, preemptive rights, drag-along rights, registration rights and information rights, if any, under the Company Series A Agreements, be, and they hereby are, waived, such waiver to be effective at the Closing, and (B) the Company Series A Agreements are hereby terminated and shall be of no further force and effect, effective at the Closing;

(v) that any and all rights that it has to the appoint any director or observer to the Board of Directors of the Company or any of its subsidiaries will terminate as of the Closing;

(vi) that the Executing Stockholder hereby waives any and all notice that is, was or may be required by the DGCL, the Certificate of Incorporation of the Company and the Bylaws of the Company or otherwise, including without limitation in any agreement between the undersigned and the Company in connection with such Executing Stockholder approval of the Merger, the Merger Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby;

Section 3.7 Securities Laws.

(a)  Such Executing Stockholder is aware of Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Consideration Shares. Such Executing Stockholder is acquiring the Consideration Shares for such Executing Stockholder’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

(b) Such Executing Stockholder is (i) an Accredited Investor (as defined in Schedule C below) (a “Regulation D Investor”), and/or (ii) not a U.S. Person (as defined in Schedule C below) (a “Regulation S Investor”). If such Executing Stockholder is a Regulation D Investor, such Executing Stockholder also represents that: (x) it can afford to bear the economic risk of holding the Consideration Shares for an indefinite period and can afford to suffer the complete loss of such Executing Stockholder’s investment in the Consideration Shares; (y) its knowledge and experience in financial and business matters is such that such Executing Stockholder is capable of evaluating the risks of the investment in the Consideration Shares; and (z) only to the extent that such Executing Stockholders is not an individual, it has not been organized for the purpose of acquiring the Consideration Shares. If such Executing Stockholder is a Regulation S Investor, such Executing Stockholder also represents that: (1) it is not a U.S. Person, (2) only to the extent that such Executing Stockholders is not an individual, it was not organized under the laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act, (3) the Regulation S Investor received all communications relating to the issuance of the Consideration Shares, and executed all documents relating thereto, outside the United States and, on the date hereof, is outside the United States, (4) the Executing Stockholder is not acquiring the Consideration Shares for the account or benefit of any U.S. Person, and (5) it will not offer or sell any of the Consideration Shares in the United States, to or for the account or benefit of a U.S. Person other than in accordance with Regulation S or pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws.

(c) By executing this Agreement, each Executing Stockholder, other than those Executing Stockholders indicating and confirming the same in their respective signature page of this Agreement, hereby confirms that such Executing Stockholder is: (1) currently located outside of the U.S; and (2) not a U.S. Person.

(d) By executing this Agreement, each of the Executing Stockholders indicating and confirming the same in their respective signature pages of this Agreement: with respect to himself or itself, represents and warrants that he or it are not an Israeli resident nor has received the offer to purchase the Consideration Shares while in Israel.

(e) Such Executing Stockholder understands that the Consideration Shares have not been registered under the Securities Act and the Consideration Shares are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. Moreover, such Executing Stockholder understands that Parent is under no obligation to register the Consideration Shares with the Securities and Exchange Commission in the United States other than as required by this Agreement.

(f) Such Executing Stockholder understands that the Consideration Shares are “restricted securities” under the United States federal securities laws and may be resold without registration under the Securities Act only in very limited circumstances. In this regard, each Executing Stockholder is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non public offering subject to the satisfaction of certain conditions.

(g) Such Executing Stockholder has received and reviewed information about Parent and has had an opportunity to discuss Parent’s business, management and financial affairs with its management.

(h) Such Executing Stockholder understands and agrees that the Consideration Shares cannot be offered, resold or otherwise transferred except pursuant to (i) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (ii) an available exemption from registration, in which case such Executing Stockholder shall furnish Parent with (A) a written statement of the circumstances surrounding the proposed sale or transfer and (B) if reasonably requested by Parent, an opinion of counsel, in form and substance reasonably satisfactory to Parent, that such sale or transfer will not require registration under the Securities Act. Such Executing Stockholder hereby covenants and agrees that he, she or it will not offer, sell or otherwise transfer such Consideration Shares except in compliance with this Section 3.7(h) and with Applicable Law. In order to prevent any transfer from taking place in violation of this Agreement or Applicable Law, each Executing Stockholder hereby agrees that Parent may cause a stop transfer order to be placed with its transfer agent with respect to the Consideration Shares. Parent will not be required to transfer on its books any Consideration Shares that have been sold or transferred in violation of any provision of this Agreement or Applicable Law.

(i) By executing this Agreement, each of the Executing Stockholders indicating and confirming the same in their respective signature page of this Agreement, with respect to himself or itself, represents and warrants that he or it(i) is an “Israeli Qualified Investor” (as defined in Schedule C below), and (ii) is familiar with the consequences of being an "Israeli Qualified Investor" within the scope of the First Addendum to the ISL.

(j) If the Executing Stockholder is neither a "U.S. Person" nor an Israeli resident, he or it hereby further represent that he/it has satisfied him/itself as to the full observance of the laws of his/its jurisdiction in connection with any invitation to subscribe for the Consideration Shares, including the legal requirements within his/its jurisdiction for the purchase of the Consideration Shares, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Consideration Shares. Such subscription for, and continued beneficial ownership of the Consideration Shares, will not violate any applicable securities or other laws of his/its jurisdiction.

Section 3.8 Intellectual Property.

(a) Such Executing Stockholder does not have any ownership interest in Company Intellectual Property and Company Technology or has any Liens against Company Intellectual Property. Such Executing Stockholder has not transferred ownership of, or granted any exclusive rights to, any Intellectual Property Rights that are or were Company Intellectual Property. No Intellectual Property Rights or Company Technology is jointly owned by the Company, on the one hand, with the Executing Stockholder, on the other hand. In the event that an Executing Stockholder participated in the research or development of any of the Company Intellectual Property, all amounts payable by the Company or its Subsidiaries to such Executing Stockholder for the research, development, conception or reduction to practice of any Company Technology or Company Intellectual Property have been paid in full, and each Executing Stockholder has expressly and irrevocably waived the right to receive royalties or compensation in addition to the compensation previously paid, in connection with “Service Inventions” under section 134 of the Israeli Patent Law 1967 or any other similar provision under any applicable Legal Requirement.

(b) Neither the Company Products, nor the past, current or reasonably contemplated future conduct or operations of the business of the Company has, is or will, infringe or misappropriate the Intellectual Property Rights of the Executing Stockholder, or has, is or will, violate any right of the Executing Stockholder (including any right to privacy or publicity). The Executing Stockholder has not asserted any claim against the Company or any other Executing Stockholder, and such Executing Stockholder has given Company or any other Executing Stockholder notice alleging that any Company Products or the operation or conduct of the business of the Company infringes or misappropriates the Intellectual Property Rights of such Executing Stockholder, violates the rights of such Executing Stockholder (including any right to privacy or publicity).

(c) There are no disputes regarding the scope of any assignment of Intellectual Property Rights to the Company by the Executing Stockholder, or performance under such assignment agreement, including with respect to any payments to be made or received by the Company thereunder.

(d) With respect to any Executing Stockholder who contributed to, the creation or development of any material Company Intellectual Property, such Executing Stockholder has not performed services for the government, a university, college or other educational institution, research center, or organization whose primary purpose is to create or foster the creation of Open Source Material during a period of time during which such Executing Stockholder was also performing services for the Company, including the Israeli Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the State of Israel.

Section 3.9 Disclosure. The representations and warranties made by each Executing Stockholder in this Agreement or in any certificate or consent delivered pursuant hereto are the exclusive representations and warranties made by such Executing Stockholder in connection with the Merger and the transactions contemplated hereby. Each Executing Stockholder hereby disclaims any other express or implied representations or warranties with respect to the Company or any of its Subsidiaries or any of their respective assets or liabilities.

ARTICLE IV

Representations and Warranties of Parent, Buyer and Merger Sub

Except as set forth in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement, setting forth specific exceptions to Parent’s, Buyer’s and Merger Sub’s representations and warranties set forth herein (the “Parent Disclosure Schedule”; which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV; it being understood that each such disclosures shall qualify (i) the corresponding paragraph in this Article IV and (ii) the other paragraphs in this Article IV to the extent reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs), Parent, Buyer and Merger Sub hereby represent and warrant to the Company, on the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Standing. Parent is a corporation duly organized and validly existing under the laws of the State of Israel and has all requisite power and authority to own, lease, license, use and operate its assets and properties and to carry on its business as now being conducted as currently proposed to be conducted. Buyer is a company duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authority; No Conflicts. d) Each of Parent, Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by them as contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, and the Ancillary Agreements executed and delivered by Parent, Buyer and Merger Sub as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by (1) the Board of Directors of each of Parent, Buyer and Merger Sub and (2) Buyer, in its capacity as the sole stockholder of Merger Sub, and no other corporate or stockholder action on the part of Parent, Buyer or Merger Sub or their respective stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by either Parent, Buyer or Merger Sub and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to be executed and delivered by Parent, Buyer and Merger Sub as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each other Ancillary Agreements by the other parties hereto and thereto, shall have been duly executed and delivered by each of Parent, Buyer and Merger Sub and shall be valid and binding obligations of Parent, Buyer and Merger Sub, enforceable against each of them in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b) The execution and delivery of this Agreement and of the Ancillary Agreements to be executed and delivered by Parent, Buyer and Merger Sub as contemplated hereby will not, and the consummation by Parent, Buyer and Merger Sub of the transactions contemplated hereby and thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of Parent under: (i) any provision of the organizational documents of Parent, Buyer and/or Merger Sub; (ii) subject to obtaining and making any of the required approvals, consents, notices and filings, any Legal Requirement applicable to Parent and/or Merger Sub or by which any of its respective properties or assets may be bound; (iii) any of the terms, conditions or provisions of any Contract to which Parent, Buyer and/or Merger Sub is a party or by which it is bound; except, in all cases, as would not reasonably be expected to prevent the consummation of the Merger.

Section 4.3 Consents and Approvals. Except for the filing and recordation of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of the DGCL, no notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any private third party is necessary for the consummation by Parent, Buyer and/or Merger Sub of the transactions contemplated by this Agreement.

Section 4.4 SEC Filings.

(a) Parent has timely filed with or otherwise furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Exchange Act since January 1, 2010 together with all certifications required pursuant to the Sarbanes-Oxley Act (these documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parent SEC Documents”). Parent has delivered or made available to the Company (including through the SEC EDGAR system) accurate and complete copies of the Parent SEC Documents and of all comment letters received by Parent from the Staff of the SEC in connection therewith since January 1, 2010 and all responses to such comment letters by or on behalf of Parent. No Subsidiary of Parent is required to file with or furnish to the SEC any forms, reports, schedules, statements or other documents.

(b) As of their respective filing dates, the Parent SEC Documents and all Parent SEC Documents filed after the date hereof but before the Closing complied (or, if filed after the date hereof and before the Closing, will) comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the Parent SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such Parent SEC Documents have been corrected, updated or superseded by a document subsequently filed with or furnished to the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the Exchange Act) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries at the dates thereof and the consolidated results of its operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements or required by applicable Legal Requirements. Except as reflected or reserved against in the Parent Financial Statements, Parent has no material liabilities, except liabilities and obligations (i) incurred in the ordinary course of business, (ii) are not material to the Company and its Subsidiaries, taken as a whole, or (iii) that would not be required to be reflected or reserved against the balance sheet of Parent prepared in accordance with GAAP.

Section 4.5 Financing. Parent currently has access to, and will have prior to, from and after the Effective Time, sufficient resources to make payment of the Aggregate Merger Consideration and any other amounts payable hereunder.

Section 4.6 Issuance of Parent Ordinary Shares. The authorized capital of Parent consists of 130,000,000 Ordinary Shares. As of August 18, 2011, there were 33,240, 197 Parent Ordinary Shares outstanding. As of August 18, 2011, there were outstanding options, warrants and convertible securities to purchase an aggregate of 12,540,232 Ordinary Shares. As of August 18, 2011, Parent has reserved 689,000 Ordinary Shares for future issuance under its equity incentive plans. The Parent Ordinary Shares to be issued pursuant to this Agreement have been duly authorized, and when issued, will be validly issued, fully paid and nonassessable and not subject to any Liens (subject to this Agreement, Parent's organizational requirements and applicable Legal Requirements).

Section 4.7 Broker’s or Finder’s Fees. None of Parent, Buyer or Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V

Covenants

Section 5.1 Access to Information. During the period commencing on the date hereof and ending on the earlier of the date of termination of this Agreement or the Effective Time (such earlier date, the “Expiration Date”), the Company shall afford Parent, Buyer and their respective Representatives during normal working hours upon reasonable prior notice reasonable access to the properties, books and records of the Company and its Subsidiaries and, during such period, the Company shall furnish as soon as practical to Parent and Buyer all true, correct and complete financial and operating data and other information concerning the Company’s and its Subsidiaries’ businesses, properties and personnel as Parent and Buyer may reasonably request.

Section 5.2 Confidentiality. The parties hereto agree that the terms of that certain Mutual Non-Disclosure Agreement between Parent and the Company, dated March 2, 2011 (the “Confidentiality Agreement”), shall continue in full force and effect, and apply to any exchange of Confidential Information (as defined in the Confidentiality Agreement) hereunder; it being understood that notwithstanding anything to the contrary in the Confidentiality Agreement, neither Party shall disclose the existence of this Agreement and/or any of the terms and conditions of this Agreement and the transactions contemplated hereby unless such disclosure is required by applicable Legal Requirement or otherwise permitted in accordance with Section 5.7 hereof.

Section 5.3 Conduct of the Business of the Company Pending the Closing Date.

(a) The Company agrees that during the period commencing on the date hereof and ending on the Expiration Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its respective operations only in the ordinary course of business consistent with past practice and to use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their Employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them.

(b) In furtherance and not in limitation of Section 5.3(a), the Company agrees that during the period commencing on the date hereof and ending on the Expiration Date, the Company shall not, and shall cause each of its Subsidiaries not to, effect any of the following except (i) as specifically contemplated by this Agreement, or (ii) with the prior written consent of Parent (which shall not be unreasonably withheld):

(i) amend or restate any of its Organizational Documents or form any Subsidiary;

(ii) authorize for issuance, issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, other than issuance of shares of Capital Stock of the Company upon exercise of Company Stock Options outstanding on the date hereof in accordance with the existing terms of such outstanding Company Stock Options, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any (1) shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (2) securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries including rights, warrants or options, or (3) phantom stock or similar equity based payment option;

(iii) declare, pay or set aside any dividend or make any distribution (whether in cash, stock or other property) with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, or make any other change in the capital structure of the Company or any of its Subsidiaries;

(iv) establish, adopt, enter into, fund or accelerate payment under, amend or terminate any Benefit Plan;

(v) establish, adopt, enter into, fund or accelerate payment under, amend or terminate any agreement, or arrangement for the benefit of any directors, officers or Employees; other than in the ordinary course of business and consistent with past practice in respect of Employees who are not officers or Designated Employees;

(vi) (A) hire any new Employee or terminate the employment of any Employee, except in the ordinary course of business consistent with past practice; (B) hire any new Employee for a position which replaces any officer or Designated Employee; or (C) terminate the employment of any officer or Designated Employee;

(vii) pay or enter into any agreement, or otherwise promise, to pay any bonus, retention or special remuneration to any current or former Employee or increase the compensation payable (including wages, salaries, bonuses, benefits or any other remuneration) or to become payable to any current or former Employee, but other than as required under Contracts existing as of the date hereof;

(viii) accelerate, amend or change the period of exercisability or vesting of any Company Stock Option (except as required under Contracts existing as of the date hereof or unless determined within the scope of this Agreement or the Merger) or authorize any cash payment in exchange for a Company Stock Option or other equity award of the Company;

(ix) enter into, materially amend, become subject to, violate, terminate or otherwise modify or waive any of the material terms of any Material Contract or any Company Leases, except for entering into Contracts for the sale of the Company Products in the ordinary course of business, consistent with past practice with a value per contract that does not exceed $50,000;

(x) mortgage, pledge or encumber any assets or otherwise permit any of its properties or assets to be subject to any Lien;

(xi) (i) dispose of, license or transfer to any Person any rights to Company Intellectual Property other than pursuant to non exclusive licenses of binary code in connection with the sale of the Company Products in the ordinary course of business, consistent with past licensing practice, (ii) abandon, permit to lapse or otherwise dispose of any Company Intellectual Property, or (iii) make any material change in any Company Intellectual Property;

(xii) sell, transfer, lease, license or otherwise dispose of any material assets or properties, except for the sale of Company Products in the ordinary course and consistent with past practice;

(xiii) acquire any business, line of business or Person by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xiv) enter into or amend any agreements pursuant to which any other Person is granted exclusive rights of any type or scope with respect to any Company Products;

(xv) make any capital expenditure or commitment therefor or enter into any operating lease in excess of $10,000 individually and $20,000 in the aggregate or otherwise deviate from the Company's short-term budget/forecast attached in Section 5.3(xv) to the Company Disclosure Schedule;

(xvi) (A) take any action reasonably likely to (i) accelerate the payment of customer accounts receivables (including shortening payment terms, providing incentives for early payment or otherwise) or (ii) delay the payment on accounts payable to suppliers, vendors or others beyond due dates; (B) make any changes to the cash management policies of the Company or any of its Subsidiaries, or (C) vary any inventory purchasing practices in any material respect from past practices;

(xvii) terminate or waive any right of the Company or any Company Subsidiary of material value;

(xviii) except as required by GAAP, make any change in any method of accounting or auditing method, principle, policy, procedure or practice;

(xix) make any material Tax election or settle and/or compromise any material Tax liability; prepare any Returns in an inappropriate manner; incur any material liability for Taxes, other than in the ordinary course of business, or file an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or its Subsidiaries, other than in the ordinary course of business;

(xx) incur, repay, assume, guarantee or modify any Company Indebtedness;

(xxi) make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries to any direct or indirect wholly owned Subsidiary of the Company;

(xxii) initiate or settle any litigation;

(xxiii) agree to take (i) any of the actions described in Sections 5.3(b)(i) through (xxii) above, or (ii) any other action that would prevent the Company from performing, or cause the Company not to perform, any of its covenants and agreements under this Agreement or under any of Ancillary Agreements.

Section 5.4 Exclusive Dealing. e) Without derogating from the Company’s other obligations hereunder, during the period commencing on the date hereof and continuing until the Expiration Date, the Company shall continue to comply with its undertakings under Section 8 of the Parent LOI (except that the term “Expiration Date” in the Parent LOI shall have the meaning set forth herein).

(b) The Company acknowledges that this Section 5.4 was a significant inducement for Parent and Buyer to enter into this Agreement.

Section 5.5 Commercially Reasonable Efforts; Consents. Subject to the terms and conditions contained in this Agreement, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable in order to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article V to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and from any other third parties as are necessary for consummation of the transactions contemplated by this Agreement, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, but subject in all cases to the compliance by the Parties with their respective covenants under this Agreement. Such consents, waivers and approvals hereof shall be in a form reasonably acceptable to Parent.

Section 5.6 Stockholders Written Consent; Notice to Stockholders. If reasonably requested by Parent, the Company shall prepare a confidential information statement in form and substance acceptable to Parent relating to this Agreement, the Merger and the transactions contemplated hereby (the “Information Statement”), which (i) other than with respect to information specifically provided by Parent for inclusion in the Information Statement (which information each of Parent and Buyer covenants shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements or facts contained therein not misleading), shall not contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) shall comply with applicable Legal Requirements, and (iii) shall include the unanimous recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger and the conclusion of the Board of Directors of the Company that the transactions contemplated hereby are advisable and in the best interests of the Company Stockholders. As soon as practicable after the date hereof, and in no case later than the fifth (5th) Business Day after the date hereof, the Company shall deliver (in any manner permitted by applicable Legal Requirements) the Information Statement (and notice of receipt of the Required Votes, together with the notice of dissenters’ rights required pursuant to the DGCL) to each Company Stockholder who has not executed and delivered to Parent heretofore an executed copy of the Stockholders Written Consent. Thereafter, subject to Section 1.8(k), the Company shall deliver by any manner permitted by the DGCL any subsequent notice required to be delivered with respect to Dissenting Shares pursuant to the DGCL. The Company shall promptly advise Parent and Buyer, and Parent and Buyer shall promptly advise the Company, in writing, if at any time prior to the Effective Time either of them, as applicable, shall obtain knowledge of any fact that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirement.

Section 5.7 Public Announcements. Neither Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement, unless required under applicable Legal Requirements, in which case, the disclosing party shall consult with the other Parties prior thereto. Notwithstanding the foregoing, Parent shall issue a press release (following consultation with the Company) announcing the execution of this Agreement on, or promptly following, the date hereof and, thereafter, may make, from time to time, any public disclosure with respect to the transactions contemplated by this Agreement and of the financial statements of the Company as and to the extent Parent deems, following consultation with its legal advisors, required or advisable under applicable Legal Requirements.

Section 5.8 Notification of Certain Matters. The Company shall promptly notify Parent, and with respect to items (a), (c) and (d) below, Parent and Buyer shall promptly notify the Company, of (a) any actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Company or Parent, as applicable, threatened, against the Company or any of its Subsidiaries, Parent or Buyer, as the case may be, (b) the occurrence or non occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article V not to be satisfied, (c) the occurrence or existence of any fact, circumstance or event which could result in any representation or warranty made by the Company or Parent, as applicable, in this Agreement or in any schedule, exhibit or certificate or delivered herewith, to be untrue or inaccurate, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (e) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.9 Termination or Amendment of 401(k) Plan. If reasonably required by Parent in writing, the Company shall, effective as of at least one (1) day prior to the Closing Date, have terminated or amended the Company 401(k) Plan or any other plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company (collectively, the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan. The Company shall provide to Parent (i) if required to effect such termination or amendment, executed resolutions by the Company Board authorizing the termination or amendment, and (ii) an executed amendment to the 401(k) Plan, which in Parent’s reasonable judgment is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax qualified status of the 401(k) Plan will be maintained at the time of termination.

Section 5.10 Resignation of Officers and Directors. Except as otherwise instructed in writing by Parent, the Company shall cause any so requested officer and member of the boards of directors of itself and of its Subsidiaries to tender his/her resignation from such position (for the avoidance of doubt, not resignation from a position as an employee) effective immediately prior to the Closing Date and in the event any such individual does not tender his/her resignation, the Company shall take such actions necessary to remove such individuals from such positions.

Section 5.11 FIRPTA Certificate. At Parent's request, the Company shall, on or prior to the Closing Date, provide Buyer with a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter (the “FIRPTA Certificate”), in a form reasonably acceptable to Parent, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445 -2(c)(3). In addition, simultaneously with delivery of such FIRPTA Certificate, the Company shall have provided to Buyer, as agent for the Company, a signed notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897 -2(h)(2) and in the customary form along with written authorization for Buyer to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger, in a form reasonably acceptable to Parent.

Section 5.12 SEC Compliant Financial Statements. The Company shall cooperate with Parent and take all reasonable action in order to prepare and provide to Parent, prior to the Closing Date such financial information (including pro forma financial statements if required), as required by Parent to comply with Parent’s applicable SEC regulations, including the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent or its accountants.

Section 5.13 Israeli Options Tax Ruling. As soon as reasonably practicable after the date hereof, the Company shall cause its Israeli counsel and/or Israeli consultants in full coordination with Parent and its Israeli counsel, to prepare and file with the ITA an application for a ruling in relation to the Company Capital Stock subject to the provisions of Section 102 of the ITO and in relation to Company Stock Options held by Israeli tax residents confirming that: (A) the payment of the Aggregate Merger Consideration for Company Capital Stock which remain subject to the statutory minimum trust period under such Section 102 of the ITO and the exchange of Vested Company Stock Options for the Option Cashout Amount under Section 1.8 above will not constitute a violation of the requirements of Section 102 of the ITO; (B) Parent, Buyer and anyone acting on their behalf, including the Paying Agent, shall be exempt from withholding tax in relation to any payments or consideration, including transfer of the Aggregate Merger Consideration (if applicable) and Option Cashout Amount transferred to the 102 Trustee; (C) the tax event in relation to the Aggregate Share Consideration payable to holders of 102 Shares, if any, shall be delayed until the sale of the shares and that such sale shall be subject to Section 102 of the ITO and the capital gains route; and (D) that the tax event in relation to the Earn-Out Payment Amount shall be delayed until the actual payment, if at all or partial, of the Earn-Out Payment Amount is made, and any other issue determined by the Company and Parent to be advisable under the circumstances (the “Israeli Options Tax Ruling”). For the sake of clarity, obtaining the Israeli Options Tax Ruling is not a condition to Closing of either Party. The parties will cause their respective Israeli counsel, advisors and accountants to cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Options Tax Ruling.

Section 5.14 Retention Plan. Promptly following the Closing Date, Parent intends to deploy a long-term retention plan for the management and key employees of the Company that will be based on the grant of stock options exercisable into Parent Ordinary Shares; it being understood that the timing, terms and scope thereof shall be in Parent’s sole discretion.

Section 5.15 D&O Tail.

Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least seven years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the expenses of such tail insurance shall not exceed $35,000 and be referred to herein as the "D&O Insurance Expenses").

ARTICLE VI

Conditions Precedent

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of the Company, on one hand, and Parent and Buyer, on the other hand, to consummate the transactions contemplated hereby are subject to the satisfaction or waiver in writing by the Company and Parent, at or before the Closing Date, of the following condition:

(a) No Prohibitions. No Legal Requirement issued, enacted, entered, promulgated or enforced by any Government Entity (and with respect to court or administrative orders, whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or had the effect or making the Merger illegal or otherwise prevent its occurrence, be in effect.

Section 6.2 Conditions to the Obligations of Parent, Buyer and Merger Sub. The obligations of Parent, Buyer and Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following further conditions, any of which may be waived in writing by Parent:

(a) Performance. Each of the agreements and covenants of the Company to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3, 2.8, 2.11(a), 2.12(a) and 2.23 of this Agreement, and each of the representations and warranties of the Executing Stockholders set forth in Article III of this Agreement, shall have been true and correct as of the date hereof and shall be true and correct in all respects as of the Closing Date with the same force and effect as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), and (ii) each of the other representations and warranties of the Company contained in this Agreement and each other Ancillary Agreement to which it is a party shall have been true and correct as of the date hereof and shall be true and correct in all material respects (except for those heretofore qualified by any materiality standard, in which case, no duplicate standard of materiality shall be applied) as of the Closing Date with the same force and effect as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date).

(c) No Material Adverse Effect. Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have a Material Adverse Effect.

(d) No Litigation Threatened. No suit, action or proceedings shall be pending or shall have been instituted or threatened against any of the Parties before a court or other Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or to otherwise materially delay or invalidate any of the transactions contemplated hereby.

(e) Closing Certificate. Parent shall have received a certificate of the Company executed by the CEO and CFO of the Company, in substantially the form of Exhibit E attached hereto (the “Closing Certificate”), certifying, among others, fulfillment of certain of the conditions set forth in this Section 6.2 and the Final Payment Spreadsheet to be enclosed thereto.

(f) Third Party Consents. The Company shall have obtained, and Parent shall have been furnished with, the consents, waivers or approvals set forth on Section 6.2(f) of the Company Disclosure Schedule, each of which shall be in full force and effect as of the Closing Date and in form and substance reasonably satisfactory to Parent.

(g) Consenting Stockholders. Company Stockholders representing ninety five percent (95%) or more of the voting power in the Company shall have executed the Stockholders Written Consent and such consent shall be in full force and effect and shall not have been rescinded.

(h) Company Capital Stock and Options. Immediately prior to the Effective Time, (i) all Company Preferred Stock shall have been duly converted into Company Common Stock in accordance with the Company's Organizational Documents, and (ii) all Company Stock Options shall have been duly terminated or canceled in accordance with the Company Option Plans.

(i) Designated Employees. All Designated Employees have executed and delivered to Parent the Designated Employees Acknowledgment Letter and none of such Designated Employees shall have given any notice or other indication that they will not continue to be willing to be so employed following the Closing.

(j) Termination of Certain Agreements. The Company shall have delivered to Parent evidence in a form reasonably satisfactory to Parent that the following agreements shall have been terminated as of the Effective Time: the Company Series A Agreements.

(k) Signatory Rights etc. The Company and its Subsidiaries shall have taken all actions reasonably requested by Parent and Buyer, including the adoption of appropriate resolutions as set forth in Schedule 6.2(k) of the Company Disclosure Schedule.

(l) Company Israeli and U.S. Stockholders. The number of (1) Company Equityholders and Designated Employees (excluding Company Equityholders and Designated Employees who confirmed in the Investor Representation Statement or in the signature pages to this Agreement that they are qualified accredited investors (as defined in Schedule C below)) who are Israeli residents or located in Israel while presented with the Merger contemplated hereby, and (2) Company Equityholders and Designated Employees who are U.S. persons (as defined in Schedule C below) (excluding Company Equityholders and Designated Employees who confirmed in the Investor Representation Statement or in the signature pages to this Agreement that they are "accredited investors" (as defined in Schedule C below)), in each case, that will be entitled to receive the Parent Ordinary Shares, is not more than 35.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of the following further conditions:

(a) Performance. Each of the respective agreements and covenants of Parent, Buyer and Merger Sub to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. Each of the representations and warranties of Parent, Buyer and Merger Sub contained in this Agreement and each other Ancillary Agreement to which any of them is a party shall have been true and correct as of the date hereof and shall be true and correct in all material respects (except for those heretofore qualified by any materiality standard, in which case, no duplicate standard of materiality shall be applied) as of the Closing Date with the same force and effect as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date).

(c) Closing Certificate. At the Closing, Parent shall deliver or cause to be delivered to the Company a certificate signed by an authorized officer of Parent, dated as of the Closing Date, confirming the matters set forth in Sections 6.3(a) through 6.3(b).

ARTICLE VII

Termination

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, whether before or after approval and adoption of this Agreement by the Company Stockholders:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Legal Requirement or Order, permanently enjoining or prohibiting the transactions contemplated by this Agreement; or

(ii) the Merger shall not have occurred by October 1, 2011 (the “End Date”); provided, that a Party may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if such Party’s action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes breach of this Agreement.

(c) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days of receipt by the Company of written notice of such breach; provided that Parent has not breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Section 6.3 would not be satisfied as of the time of the Company’s breach or as of the time such representations or warranty of the Company shall have become untrue;

(d) by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 6.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days following receipt by Parent of written notice of such breach; provided that the Company has not breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Section 6.2 would not be satisfied as of the time of Parent’s breach or as of the time such representations or warranty of Parent shall have become untrue;

(e) by Parent if any action taken, or any Legal Requirement enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent to dispose of or hold separate all or any portion of the assets and properties of the Company, or limit its operation of the Company’s business, as a result of the Merger.

Section 7.2 Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon written notice of the terminating Party to the other Parties hereto specifying the provision of this Agreement on which such termination is based. In the event of the termination, this Agreement shall become void and have no effect and there shall be no liability hereunder on the part of either Party, except that (i) Section 5.2 (Confidentiality); Section 7.1 (Termination), this Section 7.2, and Article IX shall survive any termination of this Agreement, and (ii) nothing in this Section 7.2 shall relieve any Party of liability for any willful breach of this Agreement.

ARTICLE VIII

Set-Off; Survival; Indemnification

Section 8.1 Set-Off.

The Parent Indemnitees (as defined below) shall be entitled to set-off or recoup any amounts due to them pursuant to and in accordance with this Article VIII against any the portion of the Earn-Out Payment Amount, if any, paid or payable by Buyer or Parent to the Company Stockholders pursuant to this Agreement. Subject to the terms of this Article VIII, the right of set-off against the Earn-Out Payment Amount will be the sole monetary remedy of Parent, Buyer or any Parent Indemnitee will have pursuant to the terms of this Agreement and the transactions contemplated hereby.

Section 8.2 Survival of Representations, Warranties and Covenants. f) The representations and warranties of the Parties contained in this Agreement or in any instrument, certificate or writing delivered pursuant to this Agreement or any other agreement contemplated hereby shall survive the Closing until March 31, 2013 at 5:00 p.m., EST (“Set-off Period”); provided that the Specified Representations shall survive the Closing until 5:00 p.m., EST, on the date that is thirty (30) days after the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein. Covenants shall survive indefinitely, unless provided otherwise by their respective terms.

(b) The survival periods set forth above were carefully negotiated and agreed upon by the Parties, with a clear intent that neither Parent, nor Buyer, any Parent Indemnitees or any of the Executing Stockholders shall be entitled to bring any claim with respect to this Agreement, the Merger and the transactions contemplated hereby against any of the Company Stockholders or any portion of the Earn Out Payment Amount, following the expiration of the applicable survival period. All representations and warranties made by Company, any Executing Stockholder, Parent or Buyer, as the case may be, shall terminate and expire as of the end of the applicable surviving period, and the Parent’s, Buyer’ or any Parent’s Indemnitees, as well as any Company Stockholder Indemnitees, as the case may be, right to bring a claim, and any liability of the respective Party with respect to such representations and warranties shall thereupon cease. For clarification purposes, in no case shall the termination of the covenants or of the representations and warranties as provided in clause (a) above affect any claim for indemnification if written notice of such claim in accordance with this Article VIII is delivered to the applicable indemnifying party prior to such termination.

(c) The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the knowledge of any Party’s Representatives or the acceptance by any Party of any certificate or other writing delivered hereunder.

Section 8.3 Indemnification. g) Subject to the other provisions of this Article VIII, the Indemnifying Persons shall, severally and not jointly, based on such Indemnifying Person’s Proportionate Indemnification Share of each Loss covered by this Section 8.3, indemnify and hold harmless Parent and each of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) and their respective officers, directors, Affiliates, agents, employees, Representatives, successors and permitted assigns (the “Parent Indemnitees”) from and against any damages, losses, Liabilities, actions, costs, Taxes, deficiencies, assessments, judgments, awards, claim of any kind, interest, penalties, fines or expenses (including, without limitation, reasonable attorneys’, consultants and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), arising out of any claims by or on behalf of any party to this Agreement or any third party claims asserted (collectively, “Losses”), actually suffered, incurred or paid, in connection with or arising out of (i) any inaccuracy in or breach of any of the Company’s or Company Stockholder’s representations, warranties, covenants or agreements in this Agreement or in any instrument, certificate or writing delivered pursuant to this Agreement or any Ancillary Agreement (other than with respect to inaccuracies of any Specified Representations); (ii) any inaccuracy in or breach of any of the Specified Representations; (iii) any claim by (A) a Company Stockholder, Company Optionholder, or any Company Equityholder, or former stockholder, optionholder of the Company or of any of its subsidiaries or any former Company Equityholder, or by (B) any other Person or entity, seeking to assert, or based upon, ownership or rights to ownership of any shares of the Company Capital Stock or of any of its Subsidiaries or that he, she or it is entitled to any consideration pursuant to this Agreement and any transaction contemplated hereby, including any portion of the Aggregate Merger Consideration, that is not listed in the Final Payment Spreadsheet; (iv) any amounts paid to holders of Dissenting Shares in excess of the amounts payable to the Company Stockholders under Section 1.8; or (v) any inaccuracy contained in the Final Payment Spreadsheet including any Company Cash Shortfall amount.

(b) Subject to the other provisions of this Article VIII, Parent and Buyer shall, severally and jointly, indemnify and hold harmless the Company Stockholders and their respective officers, directors, Affiliates, agents, employees, Representatives, successors and permitted assigns (the “Stockholder Indemnitees”) from and against any Losses actually suffered, incurred or paid, in connection with or arising out of any inaccuracy in or breach of any of the Parent, Buyer or Merger Sub’s representations, warranties, covenants or agreements in this Agreement or in any instrument, certificate or writing delivered pursuant to this Agreement.

(c) For purposes of this Article VIII, in determining the amount of any Loss attributable to a breach of any representation, warranty or covenant of the Company, any qualifications in the representations, warranties and covenants with respect to a “Material Adverse Effect,” “materiality,” “material,” “in all material respects,” or similar terms shall be disregarded.

(d) The Company Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee), Parent and Buyer shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred such Losses as a result of and in connection with such inaccuracy or breach.

(e) Anything to the contrary notwithstanding, neither the Company Equityholder nor the Parent or Buyer, shall have any liability for any loss of profits or anticipated savings; loss of goodwill or injury to reputation; the loss of business opportunity; punitive damages that are attributable to any act or omission of any Party; or any other indirect, consequential, incidental or special loss or damage (collectively: "Consequential Damages") and the definition of Loss shall not include Consequential Damages. For clarification purposes, the parties agree that in the event of a third party claim which is subject to indemnification pursuant to this Article VIII in which a Party will be obligated to pay Consequential Damages to such a third party, such amounts paid in such third party claim or any Consequential Damages incurred by a Party as a result of the third party claim will be deemed as Loss for purpose of this Agreement and the Parties may seek indemnity for such Loss pursuant to this Article VIII.

(f) Any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any party be indemnified under different provisions of this Agreement for the same Loss. The amount of any Loss with respect to which any party may be entitled to indemnification under this Agreement shall be net of the amount of any insurance proceeds or contributions from third parties actually recovered by such party in connection with such Loss; provided, however, that notwithstanding the foregoing, no party shall have any obligation or duty to seek to recover any such insurance proceeds or contributions from third parties.

(g) In the event of a breach by any Executing Stockholder of any of his, her or its respective representations and warranties (set forth in Article III of this Agreement) (the "Breaching Stockholder"): (i) Parent Indemnitees shall only be entitled to present a demand, bring a claim, or be entitled to any remedy against the Breaching Stockholder, and none of the other Company Equityholder will be liable for such a breach; (ii) in the event a Parent Indemnitees brings a claim against such a Breaching Shreholder, such a claim shall be limited to such Breaching Stockholder’s Proportionate Indemnification Share (e.g. the Parent Indemnitee will only be entitled to set off such Breaching Stockholders portion of Earn Out Payment Amount); and (iii) each Breaching Stockholder will indemnify and reimburse the Company Equitholders and any of their respective directors, officers, controlling persons, damage or loss incurred by such Company Equityholder or any such director, officer, or controlling person in connection with any loss, claim, damage, liability or action, as incurred by them as a result of such a breach).

(h) In case of an intentional misrepresentation or fraud or an inaccuracy in or breaches of any of the Specified Representations which is not specifically related to a breach by any Executing Stockholder of any of his, her or its representations and warranties (set forth in Article III of this Agreement) and for which Parent Indemnitees will be entitled to seek indemnification beyond the Earn Out Payment Amount, the Company Stockholders’ liability pursuant to this Agreement and this Article VIII will be several and not joint, and will only be based on the Indemnifying Person’s Proportionate Indemnification Share and in no event exceed the amounts actually received by the Company Stockholder pursuant to the terms of this Agreement.

Section 8.4 Limitations on Indemnification. h) From and after the Closing, the right to obtain indemnification from the Earn-Out Payment Amount pursuant to the indemnification provisions of Section 8.3 shall be the Parent Indemnitees’ sole source for recoupment of all Losses, except with respect to indemnification for the matters set forth in Sections 8.3(a)(ii) through 8.3(a)(v) (collectively, the “Specified Claims”), for which Parent Indemnitees shall, first have the right to obtain indemnification from the Earn-Out Payment Amount pursuant to the indemnification provisions of Section 8.3, and second, bring a claim against any Company Stockholders all in accordance to Section 8.3 above.

(b) The maximum liability for Losses hereunder of (i) all Indemnifying Persons shall not exceed the Aggregate Merger Consideration (and for purposes of determining such value, the value of the Parent Ordinary Share shall be equal to the Average Price), (ii) each Indemnifying Person shall not exceed its Proportionate Indemnification Share, and (ii) of Parent and Buyer shall not exceed $1,000,000 (it being understood that such limitation does not derogate from the right of Stockholder Indemnitees to seek full payment of any portion of the Aggregate Merger Consideration not paid to them in breach of the Parent and/or Buyer obligations hereunder).

(c) Parent Indemnitees shall not be entitled to any indemnification for any indemnification obligations of the Indemnifying Persons pursuant to Section 8.3(a)(i) or (a)(ii) unless and until the aggregate amount of Losses equals or exceeds $350,000 (the “Basket”), in which case the Parent Indemnitees shall shall only be entitled to the amount of Losses that exceeds $200,000. Stockholders Indemnitees shall not be entitled to any indemnification for any indemnification obligations of Parent and Buyer hereunder unless and until the aggregate amount of Losses equals or exceeds the Basket, in which case the Stockholders Indemnitees shall be entitled to the entire amount of such Losses and not just the amount of Losses that exceed the Basket.

(d) Notwithstanding anything to the contrary in this Section 8.4, the limitations set forth in (i) this Section 8.4, shall not apply with respect to any claim for indemnification arising out of or relating to commission of fraud or intentional misrepresentation by a Company Stockholder, (ii) in Section 8.2, shall not apply with respect to any claim for indemnification arising out of or relating to commission of fraud or intentional misrepresentation by a Company Stockholder or the Company, and (iii) this Section 8.4(c) shall not apply with respect to any claim for indemnification arising out of or relating to (A) any inaccuracy in or breach of the representations made in Section 2.4(g) or (B) any inaccuracy in the Final Payment Spreadsheet.

Section 8.5 Indemnification Procedure. i) Any Parent Indemnitee or Stockholder Indemnitee who believes it may be entitled to indemnification pursuant to Section 8.3 (an “Indemnified Party”; provided that in case of Stockholder Indemnitee, it may act only through the Stockholder Representatives and in such case any reference in this Section 8.5 and in Section 8.8 to Indemnified Party shall be deemed to refer to the Stockholder Representatives) may make an indemnification claim by delivering a claim certificate to the Stockholder Representatives (in case of Parent Indemnitees) or to Parent (in case of Stockholder Indemnitees) (in each case, a “Claim Certificate”), which Claim Certificate shall: (i) state the Losses indemnifiable hereunder; (ii) to the extent reasonably capable of estimation, a good faith estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered or reasonably believes in good faith it may incur or suffer and the Indemnified Party may update such estimate from such to time by written notice; and (iii) specify in reasonable detail (based upon the information then possessed by the Indemnified Party) the nature of the claim for which indemnification is being sought. The sole and exclusive remedy for any defective Claim Certificate shall be a demand for cure of such defect and delivery of a conforming Claim Certificate.

(b) In the event that Parent and Buyer or the Stockholder Representatives, as the case may be, shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, they shall, within 14 days after receipt by the Indemnifying Party of such Claim Certificate, deliver a notice to such effect, specifying in reasonable detail the basis for such objection, and shall, within the twenty (20) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If they shall succeed in reaching agreement on their respective rights with respect to any of such claims, Parent, Buyer and the Stockholder Representatives shall promptly prepare and sign a memorandum setting forth such agreement. Should they be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 9.12. Claims for Losses specified in any Claim Certificate to which there is no objection in writing by the applicable Party within 14 days of receipt of such Claim Certificate shall be deemed final and binding.

(c) In any instance when the Earn-Out Payment Amount, if any, is insufficient to satisfy the obligations under this Article VIII or if the Earn-Out Payment Amount, if any, has already been distributed to the Company Stockholders, then the Indemnifying Persons shall pay to Parent and Buyer in cash an amount equal to the unpaid balance of such Losses (subject to the limitations set forth in Section 8.4 above).

Section 8.6 Third Party Claims. j) If a claim by a third party (a “Third Party Claim”) is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the Stockholder Representatives or Parent and Buyer, as applicable, of such Third Party Claim (the “Third Party Claim Notice”); provided, that the failure to so notify shall not relieve the indemnifying party of its obligations hereunder, except to the extent that it is actually and materially prejudiced thereby. The notice of Third Party Claim shall include, based on the information then available to the Indemnified Party, a summary in reasonable detail of the basis for the Third Party Claim.

(b) The Stockholder Representatives (on behalf of the Indemnifying Persons) or Parent and Buyer, as the case may be, shall, at their sole expense, be entitled to assume and control the defense of such Third Party Claim if it notifies in writing the same to the Indemnified Party within 10 days from receipt of the Third Party Claim Notice, provided that together with such written notice of assumption of defense the applicable party irrevocably agrees that any and all Losses incurred by Parent Indemnitees or Stockholder Indemnitees in connection with such Third Party Claim shall be recoverable. If the applicable Party assumes such defense then the Indemnified Party shall have the right to participate in the defense and, at its sole expense, to employ counsel reasonably acceptable to the indemnifying party, separate from the counsel employed by the indemnifying party. If there is a Third Party Claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Party in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. The indemnifying party (which, in the case of the Indemnifying Persons, the Stockholder Representatives on their behalf) shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) Notwithstanding the foregoing, the Stockholder Representatives shall not be entitled to assume the defense of any Third Party Claim which involves a claim (i) that, in the reasonable judgment of Parent, could result in Losses not arising out of Specified Claims, or in Losses in excess of the Earnout Payment Amount, (ii) relating to, or otherwise in connection with Company Intellectual Property or allegation of infringement of third party Intellectual Property Rights, or (iii) involving or in the reasonable judgment of Parent could involve criminal liability or in which injunction or other equitable relief is sought against any Parent Indemnitee (each of (i) to (iii), an “Excluded Third Party Claim”). In each such case, the Stockholder Representatives may not elect to retain the defense of such Third Party Claim (or, if such Third Party Claim was previously assumed by the Stockholder Representatives, the Stockholder Representatives shall immediately relinquish control thereof to the Parent Indemnitees), and the Parent Indemnitees will be entitled to be indemnified by the Indemnifying Parties for their Losses incurred in such defense (including, without limitation, reasonable attorneys fees), subject to the limitations set forth in this Article VIII.

(d) In the case where a Party shall assume the defense of a Third Party Claim, it will keep the indemnifying person (in the case of the Indemnifying Persons, the Stockholder Representatives on their behalf) reasonably informed about developments and progress in respect of such Third Party Claim. Other than in the case of an Excluded Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim, without the indemnifying person’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.7 No Right of Contribution. Neither the Stockholder Representatives nor any Indemnifying Person shall make any claim for contribution from the Company or the Surviving Corporation with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Company, Surviving Corporation or any Indemnified Person is entitled to indemnification hereunder for such claim, and the Stockholder Representatives, on their own behalf and on behalf of all Indemnifying Persons, hereby waives any such right of contribution from the Company or the Surviving Corporation it has or may have in the future.

Section 8.8 Effect of Investigation; Reliance. The right to indemnification, payment of Losses or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Parent Indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Parent Indemnitee to be entitled to indemnification hereunder.

Section 8.9 Treatment of Payments. Any payment under Article VIII of this Agreement shall be treated by the parties for income Tax purposes as an adjustment to the Aggregate Merger Consideration.

Section 8.10 Exclusivity. As of the Closing Date, the indemnification provisions contained in this Article VIII are intended to provide the sole and exclusive remedy as to all Losses any of the Indemnified Persons may incur arising from or relating to this Agreement, the agreements and documents contemplated hereby and the transactions contemplated hereby and thereby, and each of the parties hereby waives (and, in the case of the Stockholders Indemnitees, the Stockholder Representatives on their behalf), to the fullest extent provided by applicable Law, any other rights or remedies for monetary damages that may arise under any applicable Legal Requirement. Notwithstanding the aforesaid, nothing in the Agreement shall limit any right to specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with the respect to this Agreement or any of the other Ancillary Agreements.

Section 8.11 No Circular Recovery. No Company Stockholder shall make any claim for indemnification against the Parent, Buyer, Company or the Surviving Corporation by reason of the fact that such Company Stockholder was a controlling person, director, employee or representative of the Company or the Surviving Corporation or was serving as such for another Person at the request of the Buyer or the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by a Parent Indemnitee against any Company Stockholder relating to this Agreement or the transactions contemplated hereunder. With respect to any claim brought by a Parent Indemnitee against any Company Stockholder relating to this Agreement or the transactions contemplated hereunder, each Company Stockholder shall expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Company Stockholder pursuant to this Article VIII.

Section 8.12 Stockholder Representatives. k) The Indemnifying Persons, by executing or approving this Agreement and the transactions contemplated hereby, irrevocably agree to appoint and constitute Yossi Moriel and Elad Baron (and by the execution of this Agreement as the Stockholder Representatives, Yossi Moriel and Elad Baron hereby accept of their appointment) for and on behalf of the Indemnifying Persons as the true, exclusive and lawful agents and attorney-in-fact for and on behalf of each such Indemnifying Person to act: (i) as Stockholder Representatives under this Agreement and the Paying Agent Agreement, and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Stockholder Representatives shall deem necessary, appropriate or advisable in connection with, or related to, this Agreement and the Paying Agent Agreement and the transactions contemplated hereby and thereby; (ii) in the name, place and stead of each Company Stockholders (A) in connection with the Merger and the transactions contemplated by this Agreement and in accordance with the terms and provisions of this Agreement, and (B) in any proceeding involving this Agreement, to do, or refrain from doing, all such further acts and things, necessary, appropriate or advisable in connection with any of the foregoing, including execute and deliver all such documents as the Stockholder Representatives shall deem necessary or appropriate in connection with the Merger, including this Agreement or agreeing to any modification or amendment of this Agreement in accordance with Section 9.10 or the Paying Agent Agreement and executing and delivering an agreement of such modification or amendment. Without derogating from the generality of the foregoing, as of the date hereof the Stockholder Representatives shall have the right, power and authority to: (i) give and receive notices and communications, executed by the Stockholder Representatives (ii) authorize delivery to Parent Indemnitees of the applicable portion of the Earn-Out Payment Amount or supplemental indemnification amounts, if any, in satisfaction of claims by Indemnified Parties, (iii) object to such deliveries, (iv) agree to, negotiate, defend, resolve, enter into settlements and compromises of, any suit, proceeding, claim or dispute under this Agreement or the Paying Agent Agreement on behalf of the Indemnifying Persons and comply with orders of courts and awards of arbitrators with respect to such claims, (v) to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement and the Paying Agent Agreement, (vi) retain legal counsel, accountants, consultants, advisors and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; (vii) apply the Rep Reimbursement Amount to the payment of (or reimbursement of the Stockholder Representatives for) expenses and liabilities which the Stockholder Representatives may incur pursuant to this Agreement; and (viii) to take all actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of any or all of the foregoing. The identity of the Stockholder Representatives may be changed by the holders of a majority of the Proportionate Indemnification Share (the “Majority Holders”) from time to time upon not less than fifteen (15) days’ prior written notice to all of the Indemnifying Persons and to Parent. Each of the Stockholder Representatives may resign from his position by providing a 15-day prior written notice to the Indemnifying Persons and in such case, or in the case of death, disability, or inability of such Stockholder Representatives, the Majority Holders shall, within fifteen (15) days from such event, appoint a replacement Stockholder Representatives and notify Parent. No bond shall be required of the Stockholder Representatives, and the Stockholder Representatives shall receive no compensation for his services. Notices or communications to or from the Stockholder Representatives shall constitute notice to or from each of the Indemnifying Persons. Any and all decisions, acts, consents or instructions made or given by the Stockholder Representatives in connection with this Agreement or the Paying Agent Agreement shall constitute a decision of all the Company Stockholders and shall be final, binding and conclusive upon each and every Company Stockholder Holder, and the Parent shall be entitled to rely upon any such decision, act, consent or instruction of the Stockholder Representatives, provided that as long as there are more than one Person performing the role of the Stockholder Representatives, such decision, act, consent or instruction are evidenced by a document jointly executed by such Stockholder Representatives . This power of attorney is coupled with an interest and is irrevocable.

(b) Each of the Stockholder Representatives shall be entitled to receive reimbursement from any Rep Reimbursement Amounts retained on behalf of the Stockholder Representatives, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representatives in the performance or discharge of its rights and obligations under this Agreement (the “Rep Expenses”). The Rep Reimbursement Amount shall only be used for the payment of the Rep Expenses or as otherwise required by this Agreement. The Stockholder Representatives will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. The Company Stockholders shall be responsible for and shall, jointly and severally, on a pro rata basis based on their Proportionate Indemnification Share, reimburse the Stockholder Representatives or any member thereof upon demand for all reasonable expenses, disbursements and advances incurred or made by the Stockholder Representatives in accordance with any of the provisions of this Agreement, the Paying Agent Agreement or any other documents executed in connection herewith or therewith, including the costs and expense of receiving advice of counsel according to this Agreement and the Paying Agent Agreement. Any of the Rep Reimbursement Amount deposited with the Paying Agent that has not been consumed by the Stockholder Representatives pursuant to the terms of this Agreement on or prior to the end of the period in which Parent may make claims for indemnification pursuant to Article VIII or, if later, the date on which all indemnification claims of Parent outstanding at the end of such period have been discharged in full, shall be distributed by the Paying Agent to the Company Stockholders on a proportionate basis based on the Proportionate Indemnification Share.

(c) Each of the Stockholder Representatives will not incur any liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him, her or it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct. In all questions arising under this Agreement or the Paying Agent Agreement, the Stockholder Representatives may rely on the advice of counsel, and the Stockholder Representatives will not be liable to the Company Stockholder for anything done, omitted or suffered by the Stockholder Representatives based on such advice. Each Company Stockholder hereby releases the Stockholder Representatives from any loss (including any losses incurred, as such losses are incurred), liability or expense for, arising out of or in connection with the acceptance or administration of the Stockholder Representatives’ duties hereunder or any action taken or not taken by any of them, her or it in his, her or its capacity as such agent (including the legal costs and expenses of defending the Stockholder Representatives against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof) in connection with, caused by or arising out of, directly or indirectly, the performance of the Stockholder Representatives’ duties hereunder), except for the liability of the Stockholder Representatives, to a Company Stockholder for loss which such holder will suffer from the willful misconduct of the Stockholder Representatives in carrying out their duties hereunder. In addition, and without derogating from the generality of the foregoing, the Indemnifying Persons shall severally and jointly, indemnify the Stockholder Representatives and hold him harmless against any loss (including any losses incurred, as such losses are incurred), liability or expense for, arising out of or in connection with the acceptance or administration of the Stockholder Representatives’ duties hereunder or any action taken or not taken by any of them, her or it in his, her or its capacity as such agent (including the legal costs and expenses of defending the Stockholder Representatives against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof) in connection with, caused by or arising out of, directly or indirectly, the performance of the Stockholder Representatives’ duties hereunder), except for the liability of the Stockholder Representatives, to a Company Stockholder for loss which such holder will suffer from the willful misconduct of the Stockholder Representatives in carrying out their duties hereunder.

(d) The Stockholder Representatives shall treat confidentially and, subject to any Legal Requirement, not disclose any nonpublic information from or about the Company (as the Surviving Corporation) or Parent to anyone (except on a need to know basis to individuals (identified to the Company and Parent in writing in advance) who agree in writing to treat such information confidentially)

(e) Subject to the provisions of this Section 8.12, a decision, act, consent or instruction of the Stockholder Representatives shall constitute a decision of all of the Indemnifying Persons and shall be final, binding and conclusive upon each and every Indemnifying Person, and the other Parties may rely upon any decision, act, consent or instruction of the Stockholder Representatives as being the decision, act, consent or instruction of each and every Indemnifying Person. Each of Parent and Buyer is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representatives.

ARTICLE IX

Miscellaneous

Section 9.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

"102 Shares" shall mean Company Capital Stock issued to the 102 Trustee for the benefit of Company Optionholders.

"102 Trustee" shall mean the trustee appointed by the Israeli Subsidiary in accordance with the provisions of the ITO, and approved by the ITA in relation to securities granted or issued under the capital gains route of Section 102 of the ITO, which is currently ESOP Management and Trust Services Ltd. or any duly authorized successor thereto.

“Aggregate Cash Consideration” shall mean $9,300,000 minus the Company Cash Shortfall.

“Aggregate CS Cash Consideration” means the Aggregate Cash Consideration minus the Designated Employees Cash Consideration minus the Aggregate Optionholders Cashout Consideration.

“Aggregate CS Share Consideration” shall mean the Aggregate Share Consideration minus the Aggregate Designated Employees Share Consideration.

“Aggregate Designated Employees Cash Consideration” shall mean $314,764.

 “Aggregate Designated Employees Consideration” shall mean the Aggregate Designated Employees Cash Consideration and the Aggregate Designated Employees Share Consideration, provided that the value of Aggregate Designated Employees Consideration shall be equal to the lower of: (i) 3.38983% of the Aggregate Merger Consideration, or (ii) $400,000.

“Aggregate Designated Employee Share Consideration” shall mean 137,487 Parent Ordinary Shares, which amount shall be subject to adjustment for any share combination, subdivision or other recapitalization of the Parent Ordinary Shares occurring at any time prior to or at the Closing (such that in the event that prior to or at the Closing, Parent effects a subdivision of its Parent Ordinary Shares and the number of Parent Ordinary Shares is increased, the Aggregate Share Consideration shall be proportionately increased and conversely, if the Parent combines the outstanding Parent Ordinary Share into a smaller number of shares prior to or at the Closing, the Aggregate Stock Consideration shall be proportionately decreased).

“Aggregate Merger Consideration” shall mean the Aggregate Share Consideration and the Aggregate Cash Consideration.

“Aggregate Optionholders Cashout Consideration” shall mean $68,445.

“Aggregate Share Consideration” shall mean the number of Parent Ordinary Shares equal to the product obtained by dividing $2,500,000 by the Average Price, which amount shall be subject to adjustment for any share combination, subdivision or other recapitalization of the Parent Ordinary Shares occurring at any time prior to or at the Closing (such that in the event that prior to or at the Closing, Parent effects a subdivision of its Parent Ordinary Shares and the number of Parent Ordinary Shares is increased, the Aggregate Share Consideration shall be proportionately increased and conversely, if the Parent combines the outstanding Parent Ordinary Share into a smaller number of shares prior to or at the Closing, the Aggregate Stock Consideration shall be proportionately decreased).

 “Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Average Price” shall mean Sixty Two Cents ($0.62).

“BIRD Foundation” means the Israel-US Binational Industrial Research and Development Foundation.

“Business Day” shall mean any day except a Friday, Saturday, a Sunday or any other day on which commercial banks are required or authorized or obligated by law or executive order to close in Tel Aviv, Israel or Delaware.

“Cash and Cash Equivalents” shall mean cash, publicly-traded securities, short term instruments, cheques, and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords, and other parties.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Collective Bargaining Agreement” shall mean any and all written agreements, arrangements, memorandums of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between the Company or any of its Subsidiaries or any employers’ organization in which the Company or any of its Subsidiaries is a member and any employees’ organization.

“Company Alternate Proposal” shall mean (a) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin off, split off, recapitalization, sale of equity interests or other similar transaction involving the Company or any of its Affiliates, (b) any sale of all or any significant portion of the assets of the Company, (c) any other transaction in respect of the Company which results directly or indirectly, in a change of control of the Company or sale of any minority equity interest in the Company, or (d) any other transaction or series of transactions which has substantially similar economic effects.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock, and any other shares of capital stock of the Company.

“Company Cash” means the amount equal to the lower of: (i) $4,000,000 or (ii) the amount of cash, short term deposits (i.e., available for withdrawal with 5 Business Days) and checks and/or credit card transactions actually received or executed but not yet cashed by the bank(provided these checks and/or credit card transactions are drawn to or effective as of a date that is no later than the Company Cash Calculation Date and that, to the Company's actual knowledge, they are not disputed or doubtful accounts) of the Company and its Subsidiaries, minus the Company Transaction Expenses and Company Indebtedness, if any, that have not been fully paid or repaid through the Company Cash Calculation Date; and the “Company Cash Calculation Date” shall mean August 31, 2011.

“Company Cash Shortfall” shall mean: (i) in the event the Company Cash is equal to or greater than $4,000,000, the Company Cash Shortfall will be zero; and (ii) in the event the Company Cash is less than $4,000,000, the Company Cash Shortfall will be the balance between $4,000,000 and the Company Cash.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

"Company EULA" shall mean the standard customer/end user license agreement used by the Company and the Company Subsidiaries for licensing the Company Products.

“Company Equityholders” shall mean any holder of Company Capital Stock, or any securities that are exchangeable or convertible into Company Capital Stock, including Company Stock Options, immediately prior to the Effective Time.

“Company Equitysecurities” shall mean Company Capital Stock, or any securities that are exchangeable or convertible into Company Capital Stock, including Company Stock Options, immediately prior to the Effective Time.

“Company Indebtedness” shall mean, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of the Company or any of its Subsidiaries or guaranteed by the Company or any of its Subsidiaries, including through the grant of a security interest upon any assets of such Person all outstanding obligations for borrowed money owed to third parties and any accrued interest and other outstanding costs and expenses related thereto, , including all obligations for borrowed money evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures. For the avoidance of doubt, (a) accounts payable, trade payables, and similar liabilities or accruals that do not represent indebtedness for borrowed money and (b) any Company Transaction Expenses, shall not be considered Indebtedness.

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or purported to be owned by, or licensed to, the Company or any Company Subsidiary. “Company Intellectual Property” includes Company Registered Intellectual Property.

“Company Option Plan” shall mean collectively, each stock option plan, program or arrangement of the Company

“Company Optionholders” means the holders of Company Stock Options.

“Company Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company, all of which shares are designated as Series A Preferred Stock.

“Company Products” shall mean all products or service offerings, including maintenance and related services, of the Company and/or its Subsidiaries that have been and/or currently are, marketed, sold, provided or distributed by the Company or its Subsidiaries.

“Company Registered Intellectual Property” shall mean the applications, registrations, patents and other filings for Intellectual Property Rights that have been registered, filed, certified, issued or otherwise perfected or recorded with or by any Governmental Entity by or in the name of the Company or any Company Subsidiary.

“Company Series A Agreements” shall mean that certain Series A Preferred Stock Purchase Agreement, dated March 3, 2004, by and among the Company and the other signatories thereto; the related Investors’ Rights Agreement, dated as of even date; and the Stockholders Agreement, dated as of even date.

“Company Stockholders” shall mean the holders and beneficial owners of Company Capital Stock.

“Company Stock Options” shall mean any issued and outstanding option, (including commitments to grant options and including warrants, but excluding Company Preferred Stock) to purchase or otherwise acquire shares of Company Capital Stock (whether or not vested).

“Company Subsidiary” shall mean a Subsidiary of the Company.

“Company Transaction Expenses” shall mean all expenses (including VAT imposed thereon, if any) of the Company and its Subsidiaries incurred or to be incurred prior, through and following the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including out of pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, or any similar charges in connection with this Agreement or any transaction contemplated hereby, including also the costs of any bonuses, retention payments and any other change of control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement and the D&O Insurance Expenses, in each case, as payable by the Company or its Subsidiaries after the Closing.

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.

“Consideration Shares” shall mean the Parent Ordinary Shares constituting the Aggregate Share Consideration.

“Copyleft License” means a Software license that requires, as a condition of use, modification and/or distribution of Software licensed under such license, that other Software or content incorporated into, derived from, used, or distributed with such Software: (i) be made available or distributed in non-binary form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable or used for no license fee. Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Employee” shall mean any former or current employee of the Company or any Subsidiary of the Company.

“Employee Representative” shall mean any labor union, trade union, labor organization, employee organization, works council, European works council, workers’ committee, bargaining representatives, or any other type of employees’ representatives appointed for information, consultation and/or collective bargaining purposes.

 “Export Control and Import Laws” shall mean applicable Legal Requirements concerning export and import and governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. §2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401 2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), The Israeli Trading with the Enemy Ordinance and all Legal Requirements relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the U.S. Department of the Treasury, and the laws administered by U.S. Customs and Border Protection.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd 1, 78dd 2, 78dd 3, and 78ff, as amended, if applicable, or any similar Legal Requirement of any jurisdiction where one or more properties owned or leased by the Company or any of its Subsidiaries are located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable, including, but not limited to, laws based on the Anti-Bribery Convention of the Organization for Economic Co-operation and Development, Title 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition on Money Laundering Law – 2000.

“GAAP” shall mean generally accepted accounting principles of the of U.S. consistently applied, as in effect from time to time.

“Governmental Entity” shall mean any U.S. or non U.S. federal, state, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Indemnifying Person” shall mean the Company Stockholders who are entitled to receive any portion of the Aggregate Merger Consideration.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in Software, or otherwise, architecture, documentation, designs, files, records, and proprietary data, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information and Trade Secrets (iv) databases, data compilations and collections and proprietary technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean on a worldwide basis, any and all (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications and “moral” rights and other rights of authors, (iii) mask works and mask sets, and all applications and registrations of any of the foregoing, (iv) confidential and proprietary information, trade and industrial secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, , drawings, specifications, databases and other information, including, without limitation, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (v) other proprietary rights relating to intangible intellectual property, (vi) trademarks, trade names and service marks and domain names, (vii) rights of privacy and rights of publicity, (viii) divisions, continuations, renewals, reissuances and extensions of any of the foregoing (as applicable), (ix) all other common law and statutory intellectual property or industrial property rights recognized under applicable law, and (x) analogous rights to those set forth above, including the right to enforce and recover damages for all past and future infringements, misappropriations or violations of any of the foregoing.

“Investment Center” shall mean the Investment Center of the Israeli Ministry of Trade, Industry & Labor.

"Investor Representation Statement" shall mean the investment questionnaire substantially in the form attached as Exhibit F hereto.

“IRS” shall mean the U.S. Internal Revenue Service.

"ISL" shall mean the Israeli Securities Law, 1968.

 “ITA” shall mean the Israeli Tax Authority.

“ITO” shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended, and all rules and regulations promulgated thereunder.

“Legal Requirement” means, with respect to any Person, any applicable law, extension order, treaty, statute, code, ordinance, decree, Order, constitution, bylaw, permit, directive, rule, regulation, ruling, certificate (including a withholding certificate) and lawful requirements enacted or promulgated by any Governmental Entity and all judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Entity or any arbitrator, including general principles of common law, civil law and equity applicable to such Person, any property (immovable and real or movable and personal, tangible or intangible) of such Person or any activity of such Person, in each case as in effect at the Closing.

“Liabilities” shall mean any and all indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, , leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

“Material Adverse Effect” shall mean, any event, circumstance, development, condition, state of facts, occurrence, change or effect that, individually or together with any other event, circumstance, development, condition, state of facts, occurrence, change or effect, (x) is reasonably likely, either individually or in the aggregate, to have a material adverse effect on the financial condition, properties, assets, Liabilities, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would, either individually or in the aggregate, prevent, materially alter or materially delay the Company's ability to consummate the Merger or the other transactions contemplated hereby in accordance with the terms hereof, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions (which changes do not disproportionately affect the Company), (B) general changes or developments in any of the industries in which the Company or its Subsidiaries operate (which changes do not disproportionately affect the Company), (C) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, or (D) any outbreak or escalation of hostilities or war or any act of terrorism.

“OCS” shall mean the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor.

“Open Source Software” shall mean all Software that is distributed under (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the Open Source Definition or the Free Software Definition, and (iii) to the extent not included in the foregoing (i) and (ii), any Copyleft Licenses.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Parent Ordinary Shares” shall mean Ordinary Shares, par value NIS 0.10 each, of Parent.

“Permitted Liens” shall mean (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and are disclosed in the Company Disclosure Schedule , (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Legal Requirements, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Parent LOI” shall mean the letter of intent entered into between the Company and Parent as of July 20, 2011.

“Per CS Cash Consideration” shall mean an amount of cash per share equal to the quotient obtained by dividing (i) Aggregate CS Share Cash Consideration by (ii) the total number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Per CS Share Consideration” shall mean the number of shares of Parent Ordinary Shares equal to the quotient of (i) the Aggregate CS Share Consideration divided by (ii) the total number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Per Share Consideration” shall mean the Per CS Cash Consideration and the Per CS Share Consideration.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

 “Proportionate Indemnification Share” shall mean with respect to an Indemnifying Person, a fraction (rounded to the 5 decimal places) (i) the numerator of which is the portion of the Aggregate Merger Consideration which such Indemnifying Person is entitled to receive and (ii) the denominator of which is the sum of the portions of the Aggregate Merger Considerations which all Indemnifying Persons are entitled to received, all based on the Final Payment Spreadsheet. Solely for the purposes of this definition, the Aggregate Merger Consideration shall be deemed to be equal to the sum of (A) (i) the Aggregate Cash Consideration and (ii) the Aggregate Share Consideration multiplied by the Average Price, less (B) the sum of (i) the Aggregate Designated Employees Consideration and (ii) Aggregate Optionholders Cashout Consideration.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“Shrink-Wrapped Code” means generally commercially available software code (other than development tools and development environments) where available for a cost of not more than Ten Thousand Five Hundred Dollars ($2,500) for a perpetual license for a single user or work station (or One Hundred Thousand Dollars ($25,000) in the aggregate for all users and work stations on an annual basis).

“Software” means computer software, firmware, programs and databases in any form, including Source Code, executable code, tools, developer kits, utilities, graphical user interfaces, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, related thereto.

“Specified Representations” shall mean those representations and warranties made by the Company in Sections 2.1 (Organization and Standing; Subsidiaries); 2.2 (Authority; No Conflicts); 2.3 (Capitalization), 2.8 (Litigation), 2.23 (Broker’s or Finder’s Fees; Transaction Expenses), and those representations and warranties made by the Executing Stockholders, with the understanding that the information set forth in the Final Payment Spreadsheet, including such information relating to any Company Cash Shortfall, shall be deemed for purpose of this Agreement to be a “Specified Representation.”

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and linkage and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a Contractual obligation to indemnify any Person.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other form, including Company Products, Software, technical documentation, specifications, information, process flows, process recipes, test cases, schematics, prototypes, schematics, breadboards, netlists, test methodologies, verilog files, emulation and simulation reports, test vectors and development tools, designs (including any design databases, mask layers, reticles, test vectors, industrial designs and reference designs), formulae, algorithms (and implementations thereof), application programming interfaces, user interfaces, test reports, build instructions, research and development procedures and results, technical data, lab notebooks, studies, programs, routines, subroutines, formulae, recordings, graphs, drawings, reports, analyses and other writings or materials.

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“U.S.” shall mean the United States of America.

 “Vested Company Stock Options” means all Company Options that are vested as of the Closing.

Section 9.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail, provided the sender complies with the provisions of Section 9.7 hereof);

(b) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Parent, material that has been posted and thereby made available to Parent through the on line “virtual data room” established by the Company if such material was made available at least two Business Days prior to the date hereof);

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Annexes, Sections of the Company Disclosure Schedule, the Parent Disclosure Schedule, the Preamble and Recitals are references to articles, sections, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e) references to “day” or “days” are to calendar days (subject to the definition of the term “Business Day”);

(f) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(i) references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of U.S.

Section 9.3 Annexes, Exhibits and the Disclosure Schedules. The Annexes, Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule are incorporated into and form an integral part of this Agreement.

Section 9.4 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement (other than representations and warranties regarding Intellectual Property, Intellectual Property Rights or Technology set forth in Section 2.12) is expressly qualified by reference to the “Knowledge” of a Person or words of similar import, it shall mean the collective knowledge of such matter of each director and executive officers of the applicable Person, in each case, after reasonable and due inquiry; and with respect to any representation or warranty set forth in Section 2.12 that is expressly qualified by reference to the “Knowledge” of a Person or words of similar import, it shall mean the actual knowledge of such matter of each director and executive officer of the applicable Person, in each case, without the obligation to make any reasonable or due inquiry.

Section 9.5 Fees and Expenses. Except as specifically set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (it being understood that the all Transaction Expenses will be paid by the Company).

Section 9.6 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, the parties hereto, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.7 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (Israel time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Israel time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a) If to the Company prior to the Effective Time, to:

RepliWeb Inc.
Address: 6441 Lyons Road, Coconut Creek, FL 33073, USA
Attention: Yossi Moriel
Fax: 1-718-504-4982
Email: Yossi@repliweb.com

 with a copy (which shall not constitute notice or service of process) to:

Alon Sahar, Adv.
Herzog, Fox, Neeman & Co.
Asia House, 4 Weizmann St., Tel Aviv 64239, Israel
Attention: Alon Sahar, Adv
Fax: +972-3-696-6464
Email: Sahar@hfn.co.il

(b) if to Parent, Buyer, Merger Sub or, after the Effective Time, to the Company, to:

Attunity Ltd.
Kfar Netter Industrial Park
POB 3787
Kfar Netter 40593
IsraelAttention Dror Elkayam, CFO
Fax: +972-9-899-3001
Email: Dror.Elkayam@attunity.com;

with a copy (which shall not constitute notice or service of process) to:

Goldfarb Seligman & Co.
 98 Yigal Alon Street, Electra Tower
 Tel Aviv 67891, Israel
Attention: Ido Zemach, Adv.
Fax: +972-3-5212268
Email: ido.zemach@goldfarb.com

Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
One Post Office Square Boston, MA 02109
Attention: Shy Baranov, Esq.
Fax: +1-617-338-2820
Email: sbaranov@zag-sw.com

(c) if to Stockholder Representatives or the Executing Stockholders, to:

Elad Baron
Email: elad@eladbaron.com
Address: 6 Heleni Hamalka, Herzliya 46768, Israel

Yossi Moriel
Email: Yossi@repliweb.com
Address: 21 Pa’amonit St., Nes Ziona 74204, Israel

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 9.8 Entire Agreement. This Agreement, together with the Exhibits hereto and the Company Disclosure Schedule and Parent Disclosure Schedule, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, including the Parent LOI (except as expressly set forth herein).

Section 9.9 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Except as set forth herein, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Any attempted assignment in violation of this Section 9.9 will be void.

Section 9.10 Amendment and Modification. Subject to applicable Legal Requirements, the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of Parent, Buyer, the Company and the Stockholder Representatives.

Section 9.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Facsimile signatures or signatures exchanged via electronic transmission in pdf format or other comparable format shall be accepted the same as an original signature. A photocopy of this Agreement may be used in any action brought to enforce or construe this Agreement.

Section 9.12 Applicable Law; Jurisdiction. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7 ABOVE. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.13 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 9.14 Specific Enforcement; Limitation on Damages. l) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages might be inadequate in such event. Accordingly, it is acknowledged that the parties shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.14, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.16 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.17 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

REPLIWEB INC.
By:	______________________________
Name:
Title:

ATTUNITY LTD.
By:	______________________________
Name:
Title:

ATTUNITY INC.,
By:	______________________________
Name:
Title:

ATLAS TOPAZ ACQUISITION INC.
By:	______________________________
Name:
Title:

YOSSI MORIEL AND ELAD BARON
(AS STOCKHOLDER REPRESENTATIVES)
_______________ ________________
Yossi Moriel Elad Baron

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

EXECUTING STOCKHOLDER:

By:	______________________________
Name:
Title:

***********

[PLEASE COMPLETE]

FULL NAME: ____________________

ADDRESS: __________________________________________________

IF YOU ARE A "U.S. PERSON," YOU ARE THE RESIDENT OF THE STATE OF: ___________

TEL: _________________________

FAX: _________________________

EMAIL: ______________________

NUMBER OF COMMON STOCK/PREFERRED STOCK: As shown in the Final Payment Spreadsheet

BANK ACCOUNT INFORMATION: ________________________________________________________

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

IN SECTION 3 OF THIS AGREEMENT: ______________________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

EXECEPTIONS TO SECTION 3.7 (C) (" US Persons"):

___________________________________________________

CONFIRMATION OF SECTION 3.7(D) (" NON-Israeli residents"):

___________________________________________________

CONFIRMATION OF SECTION 3.7(I)(" Israeli Qualified Investor"):

___________________________________________________